UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Definitive Proxy Statement

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Soliciting Material pursuant to §240.14a-12

COLUMBIA FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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19-01 Route 208 North
Fair Lawn, New Jersey 07410

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Monday, April 4, 2022
10:00 a.m., Eastern Time

Virtual Meeting Access:
The Board of Directors of Columbia Financial, Inc. (the “Company”) has called a special meeting of shareholders (the “Special Meeting”) to request the ratification of equity awards previously made to members of the Company’s Board of Directors and the Company’s President and Chief Executive Officer. The Special Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Special Meeting online, vote your shares electronically by entering the control number on your proxy card, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/CLBK2022SM at the date and time described in the accompanying proxy statement. There is no physical location for this Special Meeting.
Items of Business:
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Ratification of 2019 Equity Awards made to the current non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan

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Ratification of the 2019 Equity Awards made to former non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan, who were incumbent directors at the time the awards were made, who are currently retired from the Board of Directors of the Company, and have been in continuous service with the Company as advisory directors since their retirements

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Ratification of 2019 Equity Awards made to Thomas J. Kemly, President and Chief Executive Officer, under the Columbia Financial, Inc. 2019 Equity Incentive Plan

Who May Vote:
You may vote if you were a shareholder of record as of the close of business on February 11, 2022.
YOUR VOTE IS IMPORTANT.
It is important that your shares be represented and voted at the Special Meeting. You can vote your shares online or by telephone, or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Whether or not you plan to attend the virtual Special Meeting, please vote online or by telephone, or by marking, signing, dating and promptly returning the enclosed proxy card or voting instruction card.
Thank you in advance for your cooperation.
By Order of the Board of Directors,
Mayra L. Rinaldi
Corporate Secretary
Fair Lawn, New Jersey
February 23, 2022
This proxy statement is available online at http://ir.columbiabankonline.com.

PROXY SUMMARY	1
PROXY STATEMENT	3
Information About the Special Meeting
Time and Location	3
Who Can Vote at the Special Meeting	3
Advance Voting Methods	3
Attending the Special Meeting	4
Vote Required	4
Effect of Not Casting Your Vote	4
Voting by Proxy	5
Participants in the Bank’s ESOP and 401(k) Plan	5
Background of the Ratification Proposals
The 2019 Equity Incentive Plan and Awards Made Thereunder	6
The Pascal Litigation	8
Settlement of the Pascal Action and the Ratification Votes	8
The Effect of a Vote in Favor of Ratification	9
The Effect of a Vote Against Ratification	9
Interests of Certain Persons	10
Proposal 1 - Ratification of 2019 Equity Awards made to non-employee Directors of the Company under the Columbia Financial, Inc. 2019 Equity Incentive Plan	10
Proposal 2 - Ratification of the 2019 Equity Awards made to non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan, who were incumbent directors at the time the awards were made, who are currently retired and have been in continuous service with the Company since their retirement as advisory directors	10
Proposal 3 - Ratification of 2019 Equity Awards made to Thomas J. Kemly, President and Chief Executive Officer of the Company, Under the Columbia Financial, Inc. 2019 Equity Incentive Plan	12
Compensation Discussion and Analysis	12
Executive Summary	13
2021 Business Highlights and Results	13
“Say on Pay” Vote and Shareholder Alignment	15
Compensation Committee Report	26
Executive Compensation	27
Director Compensation	38
Stock Ownership	39
Stock Ownership Tables	39
Stock Ownership Guidelines	41
Other Information	42
Shareholder Proposals and Nominations	42
Shareholder Communications	42
Cost of Proxy Solicitation	42

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The Board of Directors of Columbia Financial, Inc. is referred to in this Proxy Statement as the “Board of Directors.” Columbia Financial, Inc. is referred to in this Proxy Statement as “Columbia Financial,” the “Company,” “we” or “our.” Columbia Bank is sometimes referred to in this Proxy Statement as the “Bank.”
This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.
VOTING AND MEETING INFORMATION

Please carefully review the proxy materials for the Special Meeting of Shareholders (the “Special Meeting”), which will be a “virtual meeting” to be held on April 4, 2022 at 10:00 a.m. Eastern time, and follow the instructions below to cast your vote on all of the voting matters.
Who is Eligible to Vote
You are entitled to vote at the Special Meeting if you were a shareholder of record at the close of business on February 11, 2022 (the “Record Date”). On the Record Date, there were 106,811,453 shares of common stock outstanding and entitled to vote at the Special Meeting, including 69,930,210 shares held by Columbia Bank MHC, the Company’s parent mutual holding company.
Advance Voting Methods
Even if you plan to attend the virtual Special Meeting, please vote right away using one of the following advance voting methods (see page 3 for additional details).
You can vote in advance in one of three ways:
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Visit the website listed on your proxy card or notice of internet availability of proxy materials to vote VIA THE INTERNET;

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Call the telephone number on your proxy card or notice of internet availability of proxy materials to vote BY TELEPHONE; or

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If you received a paper proxy card, complete, sign, date and return the proxy card in the enclosed envelope BY MAIL.

It is anticipated that the Proxy Statement will be mailed to shareholders on or before February 23, 2022.
This Proxy Statement is available to shareholders online at http://ir.columbiabankonline.com.

Ballot Items
Shareholders are being asked to vote on the following proposals at the Special Meeting:
Board Recommendation
PROPOSAL 1 — Ratification of 2019 Equity Awards to current non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan (page 10)	FOR

PROPOSAL 2 — Ratification of the 2019 Equity Awards made to former non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan, who were incumbent directors at the time the awards were made, who are currently retired from the Board of Directors of the Company, and have been in continuous service with the Company as advisory directors since their retirements (page 10)
FOR

PROPOSAL 3 — Ratification of 2019 Equity Awards to Thomas J. Kemly, President and Chief Executive Officer, under the Columbia Financial, Inc. 2019 Equity Incentive Plan (page 12)	FOR
Information About the Special Meeting and Voting (page 3)
Please see the “Information About the Special Meeting” section of the Proxy Statement for important information about the Special Meeting.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors to be used at the Special Meeting and at any postponements or adjustments thereof.
INFORMATION ABOUT THE SPECIAL MEETING

Time and Location
The Special Meeting will be a “virtual meeting” which will be held on Monday, April 4, 2022 at 10:00 a.m., local time. This proxy statement is being first mailed to shareholders on or about February 23, 2022.
Who Can Vote at the Special Meeting
You are entitled to vote your shares of Columbia Financial common stock at the Special Meeting if the records of the Company show that you held your shares as of the close of business on February 11, 2022 (the “Record Date”). If your shares are held in a stock brokerage account or by a bank or other nominees, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares.
On the Record Date, there were 106,811,453 shares of common stock outstanding and entitled to vote at the Special Meeting, including 69,930,210 shares held by Columbia Bank MHC, the Company’s parent mutual holding company. Each share of common stock has one vote.
The Company’s certificate of incorporation provides that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit. This provision does not apply to shares held by Columbia Bank MHC, which owned 69,930,210 shares, or 65.5%, of the Company’s outstanding common stock as of the Record Date.
With respect to the Special Meeting, the shares held by Columbia Bank MHC will be counted for purposes of determining a quorum and such shares are expected to be voted in favor of Proposal 1, Proposal 2 and Proposal 3. However, in order for the proposals to be ratified, a majority of votes cast by the minority shareholders who are eligible to participate in the ratification vote must also vote in favor of ratification of the proposals. The shareholders who are eligible to participate in the ratification vote on Proposal 1, Proposal 2 and Proposal 3 (the “Eligible Shareholders”) are all shareholders of the Company on the Record Date, other than (i) Columbia Bank MHC, (ii) the Defendants, as defined herein, (iii) family members of the Defendants residing in the same household as a Defendant, and (iv) entities controlled by one or more Defendants.
Advance Voting Materials
Even if you plan to attend the virtual Special Meeting, please vote in advance of the meeting using any one of the following advance voting methods.
You can vote in advance in one of three ways:
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Visit the website listed on your proxy card or notice of internet availability of proxy materials to vote VIA THE INTERNET;

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Call the telephone number on your proxy card or notice of internet availability of proxy materials to vote BY TELEPHONE; or

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If you received a paper proxy card, complete, sign, date and return the proxy card in the enclosed envelope BY MAIL.

Attending the Special Meeting
As permitted by Delaware law, our Special Meeting will be held solely as a virtual meeting live via the internet, and not at any physical location. You will be able to attend the Special Meeting via live audio webcast by visiting the Company’s virtual meeting website at www.virtualshareholdermeeting.com/CLBK2022SM on Monday, April 4, 2022, at 10:00 a.m. Eastern time. Upon visiting the meeting website, you will be prompted to enter your 16-digit Control Number provided to you on your proxy card. Your unique Control Number allows us to identify you as a shareholder and will enable you to securely log on, vote and submit questions during the Special Meeting on the meeting website. Further instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.
Vote Required
The Special Meeting will be held only if there is a quorum. A majority of the outstanding shares of Columbia Financial common stock entitled to vote, represented in person or by proxy, constitutes a quorum. If you return valid proxy instructions or attend the Special Meeting via live webcast, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.
Our management anticipates that Columbia Bank MHC, our majority shareholder, will attend the meeting for the purpose of establishing a quorum and will vote in favor of the proposals. In addition, the Columbia Bank Foundation, in accordance with its governing documents, will vote at the Special Meeting, but as required by its governance documents, it must vote all the shares of Columbia Financial in the same proportion as shares are voted by all other shareholders. Further, as discussed herein, ratification will also require the affirmative vote of a majority of the shares voted by Eligible Shareholders, who are all shareholders of the Company on the Record Date other than (i) Columbia Bank MHC, (ii) the Defendants, as defined herein, and (iii) family members of the Defendants residing in the same household as a Defendant, and (iv) entities controlled by one or more Defendants. The aggregate number of shares held by Eligible Shareholders as of the Record Date is 35,815,826.
Proposal 1 — In voting on the approval to ratify the 2019 Equity Awards to the non-employee directors, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be ratified the proposal requires (i) the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting, and (ii) the affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, by the Eligible Shareholders.
Proposal 2 — In voting on the approval to ratify the 2019 Equity Awards to the retired non-employee directors who have been in continuous service with the Company since their retirement, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be ratified the proposal requires (i) the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting, and (ii) the affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, by the Eligible Shareholders.
Proposal 3 — In voting on the approval to ratify the 2019 Equity Awards to Thomas J. Kemly, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be ratified the proposal requires (i) the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting, and (ii) the affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, by the Eligible Shareholders.
Abstentions and “broker non-votes” are not considered “votes cast” and will therefore have no effect on the outcome of any proposals voted on at the Special Meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will not be counted for purposes of determining the existence of a quorum.
Effect of Not Casting Your Vote
If you hold your shares in street name it is critical that you cast your vote if you want it to count with respect to Proposal 1, Proposal 2 and Proposal 3. Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in non-routine matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote for Proposal 1, Proposal 2 and Proposal 3, no votes will be cast on your behalf. These are referred to as broker non-votes.
Voting by Proxy
This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of the Company common stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you vote online or by telephone, or if you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.
The Board of Directors recommends that you vote:
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FOR the ratification of 2019 Equity Awards made to current non-employee Directors of the Company under the Columbia Financial, Inc. 2019 Equity Incentive Plan;

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FOR the ratification of the 2019 Equity Awards made to former non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan, who were incumbent directors at the time the awards were made, who are currently retired from the Board of Directors of the Company and have been in continuous service with the Company as advisory directors since their retirements; and

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FOR the ratification of 2019 Equity Awards made to Thomas J. Kemly, President and Chief Executive Officer of the Company under the Columbia Financial, Inc. 2019 Equity Incentive Plan

If any matter not described in this proxy statement is properly presented at the Special Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. If the Special Meeting is postponed or adjourned, your shares of Columbia Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Special Meeting.
You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your Company common stock has been voted at the Special Meeting, deliver a later-dated valid proxy or attend the meeting and vote your shares online. In addition, if you voted by telephone or via the internet, you may revoke your vote by following the instructions provided for each. Attendance at the virtual Special Meeting will not in itself constitute revocation of your proxy.
If your Columbia Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or by the internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.
If you have any questions about voting, please contact our proxy solicitor, Alliance Advisors, LLC, toll free, at (833) 501-4813.
This Proxy Statement is available to shareholders online at http://ir.columbiabankonline.com.
Participants in the Bank’s ESOP and 401(k) Plan
If you participate in the Columbia Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Company common stock through the Columbia Bank Savings and Investment Plan (the “401(k) Plan”), you will receive a proxy card that reflects all shares you may vote under the plans. Under the terms of the

ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which it does not receive timely voting instructions in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant may direct the trustee how to vote the shares of Columbia Financial common stock credited to his or her account in the 401(k) Plan. The trustee will vote all shares for which it does not receive timely instructions in the same proportion as shares for which it has received timely instructions. The deadline for returning your voting instructions to each plan’s trustee is April 2, 2022.
BACKGROUND OF THE RATIFICATION PROPOSALS

The 2019 Equity Incentive Plan and the Awards Made Thereunder
The Company completed its minority stock public offering in April, 2018. As set forth in the prospectus for that offering, one of the primary reasons for the offering was for the Company to have the ability to “attract and retain qualified personnel” through the establishment of stock-based benefit plans. The prospectus further disclosed that the Company intended to adopt an equity incentive plan that would provide for grants of stock options and shares of restricted common stock and that the Company expected that, in accordance with regulations applicable to plans adopted within one year following an initial public offering, the plan would authorize the grant of a number of stock options and a number of shares of restricted stock, not to exceed 4.90% and 1.96%, respectively, of the Company’s outstanding shares (including shares issued to Columbia Bank MHC and the Bank’s charitable foundation) and the prospectus disclosed the estimated value of the restricted stock awards and stock options covered by a future equity incentive plan. The pro forma data included in the prospectus assumed that the Company would grant restricted shares equal to 1.96% of the outstanding shares and options to purchase shares equal to 4.90% of the outstanding shares and included the pro forma impact on net income and earnings per share of such equity incentive grants.
The Company did not implement an equity incentive plan until more than one year after the initial public offering, and therefore the regulatory limits described above were not applicable to the proposed plan. Nonetheless, after considering various alternatives, the Company determined to adopt an equity incentive plan that limited the authorized shares to the regulatory limits disclosed in connection with the initial public offering. The Company’s proxy statement dated April 22, 2019 described the Columbia Financial, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), attached a copy of that plan as an exhibit, and solicited shareholder approval of the proposed plan. The 2019 proxy statement stated that “the purpose of the 2019 Equity Plan is to promote the long-term growth and profitability of Columbia Financial and its subsidiaries by (i) providing employees and non-employee directors of Columbia Financial and its subsidiaries, affiliates and division with incentives to maximize shareholder value and otherwise contribute to the success of Columbia Financial, and (ii) enabling Columbia Financial to attract, retain and reward the best available persons for positions of substantial responsibility and to recognize significant contributions made by such individuals to the Company’s success.” For more details on the 2019 Equity Incentive Plan, including a copy of the equity incentive plan, which is attached as an exhibit thereto, see the Company’s 2019 proxy statement, which is available at https://www.sec.gov/Archives/edgar/data/0001723596/000114420419020584/tv515768-def14a.htm.
The 2019 proxy statement also disclosed to shareholders the individual limits imposed on equity awards to any one employee as well as to any one non-employee director under the 2019 Equity Incentive Plan and the overall dollar limit for awards made to any one non-employee director on an annual basis, which included limits on the aggregate of both cash and equity awards. The 2019 proxy statement further stated that the Company anticipated that the initial grants made under the 2019 Equity Incentive Plan to such individuals would be less than the individual limits set forth in the 2019 Equity Incentive Plan, which was in fact the case. At the time of the issuance of the 2019 proxy statement and as of the date of the 2019 annual meeting of shareholders, no decisions had been made by the Compensation Committee nor the Board of Directors with respect to specific awards to any Company officer or employee or the non-employee directors (other than to one named executive officer (“NEO”) who was to receive a certain number of equity awards in connection with her employment agreement), which was consistent with the disclosure contained in the 2019 proxy statement that no equity awards were outstanding and that any future equity awards were discretionary and were not determinable at that time other than as disclosed.
At the Company’s 2019 annual meeting of shareholders, the proposal to adopt the 2019 Equity Incentive Plan was approved by an overwhelming majority of the votes cast by the Company’s minority shareholders (which excludes the shares held by Columbia Bank MHC) with 96.24% of the votes cast by the minority shareholders voting on the proposal in favor of the plan.
The Company’s 2020 Annual Report on Form 10-K disclosed to shareholders that in July of 2019, the Company had granted, under the 2019 Equity Incentive Plan, 1,389,570 shares of restricted stock with a grant date fair value of $15.60 per share, and options to purchase 3,707,901 shares of Company common stock, with a grant date fair value of $4.25 per option. Those grants were made to executive officers, directors and a total of 1,444 employees of the Company. The Company’s 2020 proxy statement disclosed that the Company granted to each non-employee director 34,038 shares of restricted stock and options to purchase 83,294 shares of common stock, in each case vesting ratability over five years. The 2020 proxy statement disclosed that the restricted stock and options granted to the non-employee Directors had a grant date fair value of $884,993. The 2020 proxy statement also disclosed that the Company granted to Mr. Kemly 134,134 shares of time-vested restricted stock vesting ratability over five years, options to purchase 656,471 shares of common stock vesting ratability over five years, and 134,135 shares of performance-vested restricted stock that would vest at the end of three years if certain performance targets were met. The restricted stock and options granted to Mr. Kemly had a grant date fair value of $6,974,998, which in part replaced existing long-term incentive compensation as explained below. The restricted stock and options described above for the non-employee directors and Mr. Kemly are referred to as the “2019 Equity Awards.” The 2020 proxy statement further disclosed that Raymond G. Hallock and Henry Kuiken were retiring from the Board of Directors effective as of the 2020 Annual Meeting, but would continue to remain in service with the Company as advisory directors. Under the terms of the 2019 Equity Incentive Plan, their respective equity awards continue to vest as long as they remain in service with the Company as advisory directors. As a result of the Company’s mandatory director retirement age, Defendant Frank Czerwinski is expected to retire as a director of the Company at the Company’s 2022 Annual Meeting and it is anticipated that he will serve as an advisory director for the Company following his retirement. Consistent with the terms of the 2019 Equity Incentive Plan, his equity awards will continue to vest as long as he remains in service with the Company as a member of the advisory board.
The 2020 proxy statement further disclosed to investors that prior to 2019, the Company had granted its NEOs, including Mr. Kemly, annual Long-Term Incentive Plan (“Cash LTIP”) cash awards using a three-year performance period. The proxy statement stated that for 2019, the 2019 Equity Incentive Plan replaced the Cash LTIP and as a result no new Cash LTIP awards were granted in 2019, and further stated that the equity awards granted to the NEOs in 2019 under the 2019 Equity Incentive Plan replaced one half of the earnings opportunity under the Cash LTIP awards previously granted for the 2018 to 2020 performance cycle. No additional Cash LTIP awards were granted to Mr. Kemly in 2020 or 2021, and the Company has committed not to make any additional Cash LTIP awards to Mr. Kemly in 2022 if Mr. Kemly’s 2019 Equity Awards are ratified by the shareholders.
In discussing the equity awards made to the non-employee directors and Mr. Kemly in 2019, the 2020 proxy statement described the process the Compensation Committee and the Board of Directors of the Company undertook in determining the size, terms and conditions of the equity awards, including, among other things, (i) the retention by the Compensation Committee of an independent compensation consultant to provide advice and information to the Compensation Committee with respect to the equity awards made under the 2019 Equity Incentive Plan to the NEOs and the non-employee directors; (ii) bank regulatory guidelines on such plans; (iii) awards made by identified peer group companies that had undergone a conversion transaction (the “Conversion Peer Group”); (iv) the fact that the executives and non-employee directors had never previously had the opportunity to participate in the organizational value growth of the Company through equity ownership and the value of such individuals in contributing to the success of the Company and the expected contribution of such individuals going forward; and (v) the common industry practice for the prevalence and magnitude of equity awards following conversion transactions taking into account awards made by the Conversion Peer Group. For a further discussion of the 2019 Equity Awards and the process undertaken by the Company with respect to the granting of those awards, see the Company’s 2020 proxy statement, which is available at https://www.sec.gov/Archives/edgar/data/0001723596/000110465920045536/tm2015330-1_def14a.htm#tCDAA.
The 2020 proxy statement disclosed to shareholders that the Compensation Committee intended the 2019 Equity Awards to cover a multi-year period, as reflected through the multi-year performance and vesting periods of the grants, and as such, the Company did not anticipate granting additional equity awards to the current NEOs, or to the non-employee directors, for a period of years. In fact, no additional equity awards were granted to Mr. Kemly, or to any of the non-employee director recipients of the 2019 Equity Awards, in 2020 or 2021, and the Company has committed not to make any additional equity awards to the Defendants during the remainder of 2021 or during 2022 if the 2019 Equity Awards granted to the Defendants are ratified by the shareholders. The Company has not made any determination concerning compensation in 2023 or beyond, and any such future compensation determinations will depend on numerous factors, including the performance and financial outlook of the Company, the competitive landscape, the actions of peer companies, and numerous other factors.
For a discussion of the Company’s compensation philosophy and highlights of the Company’s performance for the year ended December 31, 2021, see “Compensation Discussion and Analysis” beginning on page 12.
The Pascal Litigation
On April 30, 2020, Fredric D. Pascal, who purchased shares of the Company’s common stock in the initial public offering, filed a lawsuit (the “Pascal Action”) in the Court of Chancery of the State of Delaware (the “Court”) derivatively on behalf of the Company and as a class action on behalf of himself and all other shareholders challenging the approval of the 2019 Equity Incentive Plan and the awards to Mr. Kemly and the non-employee directors of the Company (collectively the “Defendants”) made in 2019 under the 2019 Equity Incentive Plan (i.e., the 2019 Equity Awards) (the “Complaint”). A copy of that Complaint is attached as Exhibit A. Shareholders should read the Complaint in its entirety to understand fully its allegations.
The Complaint alleged, as disclosed in the Company’s 2020 proxy statement, that the grant date value of the 2019 Equity Awards was $884,993 to each non-employee director and that the grant date value of the 2019 Equity Awards to Mr. Kemly was $6.97 million, that such amounts were far larger than the equity awards made by other companies that had undergone mutual holding company conversions between 2015 and 2018, and that the Defendants awarded themselves equity grants that were “patently excessive and unjustified.” The Complaint also alleges that the 2019 Equity Awards were the cumulation of a “ten-step” internal process that was substantially complete, but not disclosed as such, when the directors sought shareholder approval of the 2019 Equity Incentive Plan and that the 2019 Equity Awards were based on an equity plan that was specifically designed to be large enough to accommodate the grants, and that such was not disclosed to shareholders. The Complaint further alleges that the 2019 Equity Awards were based upon a “cherry-picked set of purported ‘peer companies’ that had been deliberately designed to favor outlier companies that had made the largest conversion grants” and were the byproduct of professional advice from a compensation consultant who expressly disclaimed the peer selection process that the directors used to approve the grants. The Complaint alleges that the grant of the 2019 Equity Awards constituted a breach of fiduciary duty by the Defendants, that the Defendants were unjustly enriched as a result of those awards, and that the Defendants breached their fiduciary duties by omitting material information in the 2019 proxy statement (i.e., alleging that the Board had already decided to make large equity grants to themselves prior to issuance of the proxy statement) by which approval of the 2019 Equity Incentive Plan was solicited.
The Complaint sought relief rescinding and canceling all of the 2019 Equity Awards, invaliding the 2019 Equity Incentive Plan and awarding damages against Defendants and in favor of the Company as a result of Defendants’ alleged breaches of fiduciary duty, plus pre-judgment and post-judgment interest. Upon a motion by Defendants, the Court dismissed Count III of the Complaint (alleging that the 2019 Equity Incentive Plan was not validly approved because the proxy statement allegedly omitted material information), and discovery proceeded on Counts I and II of the Complaint.
Settlement of the Pascal Action and the Ratification Votes
In the second half of 2021, Defendants discussed pursuing a stockholder ratification vote with respect to the 2019 Equity Awards. In lieu of proceeding to trial, Defendants decided to pursue stockholder ratification because they fundamentally disagreed with Plaintiff’s assertions that the 2019 Equity Grants were excessive or were unfair, and believed that an appropriate way to resolve the Pascal Action, without the further cost and distraction of litigation, would be to allow the stockholders to determine whether the 2019 Equity Awards should be permitted to remain outstanding. Defendants based this belief in part on the results of the advisory “say on pay” votes on the compensation of the Company’s NEOs taken in 2020 and 2021, in which 94.29% and 97.50%, respectively, of the Company’s minority stockholders voting at the meeting (which excludes the vote of Columbia Bank MHC) voted in favor of the “say on pay” advisory votes. With the vote of Columbia Bank MHC included, 98.17% and 98.9%, respectively, of the Company’s shareholders voting at the annual meetings voted in favor of the “say on pay” advisory votes.
Accordingly, in October of 2021, as the parties were close to completing the discovery process, Defendants in the Pascal Action proposed to the Plaintiff that the action be resolved, subject to approval by the Court, by agreeing to subject the 2019 Equity Awards to a binding vote of the Company’s shareholders, other than Columbia Bank MHC and the Defendants and certain affiliated persons. The parties negotiated Defendants’ proposal, and following additional discussions, entered into a Stipulation of Settlement dated December 10, 2021 subject to approval by the Court, to resolve the Pascal Action by subjecting the 2019 Equity Awards to the binding votes of shareholders that will occur at the Special Meeting. Notice of the proposed settlement of the Pascal Action was provided to all shareholders of the Company and, after a hearing, the Court approved the proposed settlement of the Pascal Action on February 7, 2022. Pursuant to the settlement, the Court issued a Final Order and Judgment dismissing all claims that were or could have been asserted in the Pascal Action and directing that the Special Meeting be held and that that the votes described herein occur. The Court also approved an award of attorney’s fees to the Plaintiff’s counsel in the amount of $1.3 million. The Company does not expect the Settlement or the award of attorney’s fees to the Plaintiff’s counsel to have a material impact on its financial condition or results of operations.
The Effect of a Vote in Favor of Ratification
Pursuant to the terms of the settlement of the Pascal Action, if the ratification of the 2019 Equity Awards is approved, those awards will remain outstanding and will not be subject to further legal challenge by any past, present or future shareholder of the Company.
A vote in favor of ratification for all or any one of the proposals will not increase the amount of equity awards outstanding to any of the Defendants. Rather, a vote in favor of ratification will result in the 2019 Equity Awards remaining outstanding, despite the claims asserted in the Pascal Action. The awards that have already vested prior to the date of the Special Meeting will be the property of the recipients of those awards, and the remaining awards will be earned by the persons to whom those awards were granted provided that the vesting requirements of those awards are met. If the 2019 Equity Awards are ratified by stockholders, the Company has committed (a) not to make any additional equity awards to the Defendants during 2022, and (b) not to make any Cash LTIP awards to Mr. Kemly in 2022.
The Effect of a Vote Against Ratification
Pursuant to the terms of the settlement of the Pascal Action, if the ratification vote is not approved for all or any one of the proposals, the Company will cancel all of the 2019 Equity Awards, including awards that already have vested, that were the subject of the failed ratification proposal(s). If the ratification vote is unsuccessful and the equity grants are cancelled with respect to one or all of the proposals, the Compensation Committee will consider granting replacement awards to the affected parties. In making that determination, the Compensation Committee will consider the results of the shareholder votes on the relevant proposal. In addition, if the ratification vote is not approved with respect to Mr. Kemly’s 2019 Equity Awards, the Compensation Committee may also consider whether to pay cash to Mr. Kemly to reflect the cash payments he would have received under the Cash LTIP if it had not been canceled and replaced with the 2019 Equity Awards. It is likely that the Compensation Committee will approve some amount of replacement awards in the event of a failed ratification vote for any one of the proposals, since an express purpose of the Company’s initial public offering was to provide the Company with the ability to attract and retain qualified personnel through equity incentives. However, whether such awards will be granted and, if so, the timing and amount of such awards cannot be determined.

Interests of Certain Persons
In considering the recommendation of our Board of Directors with respect to Proposals 1, 2 and 3 below, shareholders should be aware that the directors who are Defendants (including Mr. Kemly) have certain interests, which may present them with conflicts of interests in connection with these proposals. As discussed above, the shares held by directors who are Defendants (including Mr. Kemly), family members of Defendants who reside in the same household as a Defendant and entities controlled by a Defendant will not participate in the ratification vote. For information on the number of shares of Company common stock owned by the Defendants, see “Stock Ownership” below.
PROPOSAL NO. 1 – RATIFICATION OF THE 2019 EQUITY AWARDS TO CURRENT NON-EMPLOYEE DIRECTORS

As discussed herein, in 2019, each of the Company’s non-employee directors was awarded 34,038 shares of restricted stock, and 83,294 stock options exercisable at the then-market price of the Company’s common stock of $15.60 per share, in each case vesting ratability over five years. As disclosed in the 2020 proxy statement, each non-employee director received awards that had a grant date fair value of $884,993. As of the date of this proxy statement, 40% of the 2019 Equity Awards granted to the non-employee directors have vested, and if the awards are not canceled, an additional 20% of each will vest in July of 2022, 2023 and 2024 (assuming the conditions for vesting are met). The terms of the non-employee 2019 Equity Awards are consistent with the 2019 Equity Incentive Plan. The non-employee director 2019 Equity Awards were in addition to the cash compensation paid to the non-employee directors, comprising an annual retainer of $67,800 ($134,500 for the Chairman of the Board of Directors) and additional fees for serving on board committees and certain per-meeting fees.
Requested Shareholder Approval
The Board of Directors believes that shareholder ratification of the non-employee director 2019 Equity Awards is in the best interests of the Company and its shareholders because those awards appropriately rewarded our highly-qualified non-employee directors, who we believe were and are critical to our long-term success, for services rendered and to be rendered to us during the period that the awards were and are subject to vesting. Notwithstanding the claims in the Pascal Action, we believe that the 2019 Equity Awards were reasonable and appropriate when made and continue to be such, were in line with market practice for institutions similar in size to the Company, motivated and compensated our non-employee directors for services as non-employee directors, and aligned the interests of our non-employee directors with those of our shareholders. The Board of Directors believes that ratifying the 2019 Equity Awards made to the non-employee directors is in the best interests of the Company and its shareholders.
We are asking shareholders to ratify the non-employee director 2019 Equity Awards. If our shareholders do ratify the non-employee director 2019 Equity Awards, those awards will remain outstanding and will not be subject to legal challenge by any past, current or future shareholder of the Company. If our shareholders do not ratify the non-employee director 2019 Equity Awards, those equity awards will be cancelled, including those awards that already have vested. If the ratification is not successful, the Compensation Committee will consider whether issuance of replacement awards is appropriate, and in making that determination will consider, among other things, the results of the shareholder vote. We believe that failure to ratify the non-employee director 2019 Equity Awards may have an adverse effect on our non-employee directors’ motivation and on our ability to retain those directors, although no director has threatened to resign.
The Board of Directors recommends a vote FOR the ratification of the 2019 Equity Awards to the non-employee directors.
PROPOSAL NO. 2 – RATIFICATION OF THE 2019 EQUITY AWARDS TO RETIRED NON-EMPLOYEE DIRECTORS WHO WERE INCUMBENT DIRECTORS AT THE TIME OF THE AWARDS AND WHO HAVE CONTINUED TO BE IN SERVICE WITH THE COMPANY AS ADVISORY DIRECTORS FOLLOWING THEIR RETIREMENT

As a result of the Company’s retirement policy for non-Employee Directors, Defendants Raymond G. Hallock and Henry Kuiken retired as directors of the Company on May 22, 2020 but, under the terms of the 2019

Equity Incentive Plan, their 2019 Equity Awards which they received while incumbent directors continue to vest because they continue to provide services to the Company and its subsidiary as advisory directors. As members of the advisory board, Messrs. Hallock and Kuiken meet quarterly with Mr. Kemly and Mr. Holland, Chairman of the Board of Directors, to discuss the Company’s business, including economic and strategic initiatives, business developments, relations with key customers, and related matters. They also attend business development and community events as representatives of the Company. Mr. Hallock served as President and Chief Executive Officer of the Company for ten years, ending in December 2011, served on the Boards of Directors for the Company and its subsidiary for 21 years and, prior to becoming President and Chief Executive Officer of the Company, had served the Company and its subsidiary in various senior level positions since 1978. In addition, during Mr. Hallock’s tenure with the Bank he was active with the New Jersey Bankers Association, including service in various executive officer positions with the association, culminating in serving as Chairman of the organization for a one year period. Mr. Kuiken and his family own one of the largest building supply companies in northern New Jersey and Mr. Kuiken thus has relationships with, and insight into the business needs of many of the Company’s current and potential customers. Prior to his retirement, Mr. Kuiken had served on the Boards of Directors of the Company and its subsidiary for more than 30 years. Management of the Company values that advice of Messrs. Hallock and Kuiken and believes that the input of the advisory board provides significant benefits to the Company. Messrs. Hallock and Kuiken each receive annual cash compensation of $2,000 for their service as members of the advisory board and are reimbursed for their travel expenses to attend advisory board meetings.
Requested Shareholder Approval
The Board of Directors believes that shareholder ratification of the non-employee director 2019 Equity Awards made to the directors who subsequently retired from the board of directors of the Company but who continue to remain in service with the Company through their service as advisory directors is in the best interests of the Company and its shareholders. The awards appropriately rewarded our highly-qualified non-employee directors, each of whom were in active service as directors of the Company at the time of the awards, and who we believe were and are critical to our long-term success. The awards were made in 2019 for services rendered and to be rendered to the Company and its subsidiary by such individuals during the period of time in which the awards were and are subject to vesting, all of which was and is consistent with the terms of the 2019 Equity Incentive Plan. Notwithstanding the claims in the Pascal Action, we believe that the 2019 Equity Awards were reasonable and appropriate when made and continue to be such, were in line with market practice for institutions similar in size to the Company, were and are consistent with the terms of the 2019 Equity Incentive Plan, motivated and compensated our non-employee directors for services as non-employee directors, and aligned the interests of our non-employee directors with those of our shareholders. The Board of Directors believes that ratifying the 2019 Equity Awards made to the non-employee directors who are retired but currently serving the Company as advisory directors is in the best interests of the Company and its shareholders.
We are asking shareholders to ratify the non-employee director 2019 Equity Awards that were made in 2019 to individuals who were then serving as directors of the Company and who have continuously provided services to the Company following their retirement through their service as advisory directors. If our shareholders do ratify the non-employee director 2019 Equity Awards to these individuals, those awards will remain outstanding and will not be subject to legal challenge by any past, current or future shareholder of the Company. If the 2019 Equity Awards to the Company’s retired directors are not ratified, they will be cancelled, including those awards that already have vested. If the ratification is not successful, the Compensation Committee will consider whether issuance of replacement awards is appropriate, and in making that determination will consider, among other things, the results of the shareholder vote. We believe that failure to ratify the non-employee director 2019 Equity Awards to these individuals may have an adverse effect on their motivation and on our ability to retain the valuable services that these individuals continue to provide to the Company as advisory directors, although no former non-employee director has threatened to resign from the advisory board.

The Board of Directors recommends a vote FOR the ratification of the 2019 Equity Awards to the former non-employee directors, who were incumbent directors at the time of the awards, who subsequently retired from the board of directors of the Company but who continue to remain in service with the Company through their service as advisory directors.
PROPOSAL NO. 3 – RATIFICATION OF THE 2019 EQUITY AWARDS TO THOMAS J. KEMLY

As discussed herein, in 2019, Thomas J. Kemly, President and Chief Executive Officer of the Company, was granted 134,134 time-vested shares of restricted stock and options to purchase 656,471 shares of common stock, in each case vesting ratability over five years. Mr. Kemly was also granted 134,135 shares of performance-vested restricted stock, which will vest in July of 2022 if the specified performance targets are met. The 2020 proxy statement disclosed that the 2019 Equity Awards granted to Mr. Kemly had a grant date fair value of $6,974,998. Forty percent of Mr. Kemly’s time-vested shares of restricted stock and 40% of Mr. Kemly’s stock options have vested. An additional 20% of Mr. Kemly’s time-vested equity awards will vest in July of 2022, 2023 and 2024 (assuming the conditions for vesting are met). The terms of Mr. Kemly’s equity awards are consistent with the 2019 Equity Incentive Plan. The 2019 Equity Awards granted to Mr. Kemly were in addition to his cash and other compensation, which totaled $1,806,676 in 2019 (excluding changes in pension value and nonqualified deferred compensation earnings).
Requested Shareholder Approval
The Board of Directors believes that shareholder ratification of Mr. Kemly’s 2019 Equity Awards is in the best interests of the Company and its shareholders because those awards appropriately rewarded Mr. Kemly, who we believe has been and is critical to the Company’s long-term success, for services rendered and to be rendered to the Company during the period that the awards were and are subject to vesting. Notwithstanding the claims in the Pascal Action, we believe that the 2019 Equity Awards granted to Mr. Kemly were reasonable and appropriate when granted and continue to be such, in line with market practice for institutions similar in size to the Company, motivated and compensated Mr. Kemly for services as President and Chief Executive Officer, and aligned his interests with those of the Company and its shareholders. The Board of Directors believes that ratifying Mr. Kemly’s 2019 Equity Awards is in the best interests of the Company and its shareholders.
We are asking shareholders to ratify Mr. Kemly’s 2019 Equity Awards. If our shareholders do ratify the 2019 Equity Awards to Mr. Kemly, those awards will remain outstanding and will not be subject to legal challenge by any past, current or future shareholder of the Company. If the shareholders do not ratify Mr. Kemly’s 2019 Equity Awards, those awards will be cancelled, including those awards that have already vested. If the ratification is not successful, the Compensation Committee will consider whether issuance of replacement awards to Mr. Kemly is appropriate, and in making that determination will consider, among other things, the results of the shareholder vote. We believe that failure to ratify the 2019 Equity Awards granted to Mr. Kemly may have an adverse effect on Mr. Kemly’s motivation and our ability to retain Mr. Kemly as President and Chief Executive of the Company, although Mr. Kemly has not threatened to resign.
The Board of Directors recommends a vote FOR the ratification of the 2019 Equity Awards to Mr. Kemly.
COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) provides a detailed description of the Company’s executive compensation philosophy, plans and programs, and the factors used by the Compensation Committee for determining 2021 compensation for the Named Executive Officers, identified pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative starting on page 27. For 2021, the following executive officers comprised our Named Executive Officers (collectively, our “NEOs”):

Name	Title
Thomas J. Kemly	President and Chief Executive Officer
Dennis E. Gibney	Executive Vice President and Chief Financial Officer
E. Thomas Allen, Jr.	Senior Executive Vice President and Chief Operating Officer
John Klimowich	Executive Vice President and Chief Risk Officer
Allyson Schlesinger	Executive Vice President, Head of Consumer Banking
Oliver E. Lewis, Jr.	Executive Vice President, Head of Commercial Banking
Executive Summary
2021 Business Highlights and Results
Despite the continuing challenges of the COVID-19 pandemic, the Company achieved another successful year in 2021. Below are some of the highlights of our financial and operational performance for the year ended 2021 in support of our strategic plan:
•
We completed the acquisition of Freehold Bank, a New Jersey savings bank in the private mutual holding company form of organization, with assets of approximately $295 million.

•
We entered into a merger agreement with RSI Bank, a New Jersey savings bank in the private mutual holding company form of organization, with assets of approximately $626 million.

•
Our annual net income increased to $92.0 million, or $0.88 per basic and diluted share, relative to annual net income for 2020 of $57.6 million, or $0.52 per basic and diluted share.

•
Return on average assets and return on average equity for 2021 were 1.01% and 8.98%, respectively, relative to 0.66% and 5.67%, respectively for 2020.

•
We achieved asset growth of 4.8% and deposit growth of 11.7%.

•
Net interest income grew by 5.2% and noninterest income grew by 24.2%.

•
Non-performing assets declined by 51.7% and our non-performing assets were 0.04% of total assets at December 31, 2021.

•
Loans modified for borrowers impacted by COVID during 2020 were reduced to four loans totaling $24.3 million, or 0.4% of the portfolio, by year end.

•
During 2021, Columbia Bank assisted over 1,600 organizations retaining their employees by originating over $239 million of Paycheck Protection Program Loans under the second tranche of this program.

•
We continued to advance several digital banking enhancements to support our customers and we enhanced the security and efficiency of our technology infrastructure.

•
We repurchased 6.1 million shares of our common stock during 2021.

•
We continued to enhance the diversity of our executive management team and Board of Directors.

The following charts highlight our financial performance over the four year period beginning January 1, 2017 and ending December 31, 2021*:

*
December 31, 2021 data is unaudited.

“Say on Pay” Vote and Shareholder Alignment
On May 20, 2021, shareholders voted on a non-binding resolution to approve the compensation for the Named Executive Officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 98.9% of votes cast, which reflects a strong vote of confidence in our executive compensation program and practices.
Executive Compensation and Shareholder Engagement
The Compensation Committee utilizes the following best practices to ensure that executive compensation is aligned with shareholder interests:
•
A significant portion of equity compensation is performance-based.

•
Short term incentive payments are performance-based.

•
Performance-based equity awards also contain extended, service-based vesting requirements.

•
Executive stock ownership guidelines require executives to own and maintain a meaningful ownership position.

•
Incentive compensation is subject to recoupment under the Company’s “clawback” policy.

•
Employment agreement change in control provisions require a “double trigger” to be paid.

•
Employment agreements do not contain tax gross-ups.

The Compensation Committee believes that each of these elements provides a meaningful reward opportunity to the NEOs, focuses our leadership team on our short-term financial results and long-term strategic objectives and links realized pay directly to performance.
Executive Compensation Philosophy
OBJECTIVE	COMPENSATION DESIGN CRITERIA
Accountability for Business Performance
•
Tie compensation in large part to the Company’s financial and operating performance, so that executives are held accountable for the performance of the business for which they are responsible and for achieving the goals stated in the Company’s annual Business Plan.

Accountability for Long-Term Equity Performance	• Include meaningful incentives to create long-term shareholder value while not promoting excessive risk taking.
Competition	• Reflect the competitive marketplace so we can attract, retain, and motivate talented executives throughout the volatility of business cycles.

2021 Executive Compensation Elements
The four primary elements of our total direct compensation program for our NEOs and a summary of the actions taken by the Compensation Committee regarding those elements during fiscal year 2021 are set forth below.
Compensation Element	Link to Business and Talent Strategies	2021 Actions
Base Salary (Page 21)	• Competitive base salaries help attract and retain executive talent. • Amounts reflect each executive’s experience, performance and contribution to the Company.
•
Base salaries are subject to annual review in December of each year based on the Compensation Committee’s assessment of the executive’s individual performance during the year, a review of peer group practices for similar positions and consideration of base salary in relation to incentive compensation opportunities.

Short-Term Incentives (Page 21)
•
Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.

•
Each NEO has an individual scorecard that sets forth his or her annual performance goals.

•
2021 goals were based on financial measures important to our business strategy.

•
Design of the PAIP (as defined herein) remained consistent with the prior year; while individual scorecards changed as is consistent with past practice.

•
In February 2022 the Compensation Committee reviewed and approved all NEO incentive payouts for 2021 based on achievement of the performance goals.

Long-Term Equity Incentive Compensation (Page 23)
•
Rewards financial results over a period of years that correlate to long-term shareholder value.

•
Encourages retention of our executive team through the use of multi-year vesting.

•
Aligns the compensation interests of our executives with the financial interests of our shareholders.

•
Encourages growth in our stock price.

•
Previously granted equity awards for all NEOs consisted of a combination of performance-based restricted stock, time-based restricted stock, and time-based stock options.

•
No equity awards were made to NEOs during 2021, except for a one-time award to the Company’s new Executive Vice President, Head of Commercial Banking.

Important Corporate Governance Policies
Our 2021 executive compensation program was based on the compensation philosophy adopted by our Compensation Committee and reflected the advice of the Compensation Committee’s independent compensation consultants (see page 17 below). The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

WHAT WE DO	WHAT WE DON’T DO

✓
Use independent compensation consultants

✓
Have stock ownership guidelines

✓
Use competitive benchmarking for NEO compensation and non-employee director compensation

✓
Use meaningful incentives in our executives’ compensation that create long-term shareholder value while not incentivizing excessive risk-taking

✓
Grant equity that vests over multiple years

✓
Have short and long term incentive plans based on performance

✓
Limit perquisites to NEOs

✓
Recoupment of incentive compensation through clawback policy

X
No tax gross ups

X
No pledging of our stock

X
No hedging

X
No unapproved trading plans

X
No dividends on unvested/unearned equity

X
No excessive risk creation

X
No repricing of stock options

X
No “single trigger” change in control severance under employment agreements

Factors for Determining Compensation
Role of Compensation Committee
The Compensation Committee is made up of independent directors as required under the Nasdaq listing rules. Details on the Compensation Committee’s functions are described in the Committee’s charter, which has been approved by the Board and is available on our Investor Relations website.
The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The Compensation Committee has sole authority to retain and terminate any compensation consultant and to approve the fee arrangements and the terms of engagement. For 2021, the Compensation Committee engaged an independent consulting firm, which specializes in executive compensation (see page 18 below).
For 2021, the Compensation Committee reviewed and approved all aspects of compensation plans and policies applicable to the NEOs, including participation and performance measures. In carrying out its duties, the Compensation Committee considered the relationship of corporate performance to total compensation; set salary and incentive compensation levels; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The Chair of the Compensation Committee reported committee actions to the Board following each committee meeting.
The Compensation Committee worked closely with Mr. Kemly to review and discuss his recommendations for the NEOs and other executive officers. The Compensation Committee also considered the market and peer group analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each named executive. The Compensation Committee reviewed and approved individually-determined salary increases for the other NEOs as recommended by Mr. Kemly for the 2021 calendar year.
The Compensation Committee reviewed and accepted the self-evaluation (including relevant quantitative and qualitative accomplishments) of Mr. Kemly for the 2020 calendar year and provided feedback to Mr. Kemly. The Compensation Committee used this evaluation in making compensation decisions concerning Mr. Kemly and approved a base salary increase for Mr. Kemly as recommended by the Chair of the Compensation Committee for the 2021 calendar year.
Role of CEO and Management
Members of our senior management team attend regular meetings in which executive compensation, Company performance, individual performance and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members can vote on decisions regarding NEO compensation. The CEO does not participate in the deliberations of the Compensation Committee with respect to his own compensation.
The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. Members of senior management worked with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the Company’s business and management retention goals. They provided feedback and insights into the effectiveness of the Company’s compensation programs and practices. The Compensation Committee looked to the CEO, other members of executive management, and outside legal counsel for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO and other members of executive management at times attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues.
Role of Independent Compensation Consultants
The Compensation Committee retained the services of an independent compensation consultant, GK Partners (“GK Partners”), to perform a competitive assessment of the Company’s executive and director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The annual executive and director assessments include, but are not limited to, an assessment of the Company’s financial performance relative to its peers, an assessment of the Company’s compensation program compared to its peers, recommendations for total cash compensation opportunities (base salary and cash incentives), and a comparative benchmark study of executive compensation and non-employee director compensation.
A representative of GK Partners attended Compensation Committee and Board meetings during 2020 and 2021, upon request, to review compensation data and participate in general discussions on compensation and benefits for the NEOs and Board members. While the Compensation Committee considered input from GK Partners when making compensation decisions, the Compensation Committee’s final compensation decisions reflect many factors and considerations.
The Compensation Committee considered the independence of GK Partners under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to the consultant.
Risk Considerations in Compensation Program
The Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee has also assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; a program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although the Compensation Committee reviews all compensation programs, it focuses on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.
Based on the foregoing, we believe that our compensation policies and practices do not create significant inappropriate or unintended risk to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; that are compatible with effective internal controls and our risk management practices; and that are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Peer Group and Benchmarking
The Compensation Committee believes benchmarking is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to the Company.

Competitive benchmarking is one of many factors considered by the Compensation Committee in making executive compensation decisions. The Compensation Committee generally reviews data gathered from the proxy statements of our peer group (as defined below) as well as industry surveys for benchmarking purposes in its review and analysis of base salaries, discretionary bonuses and short-term and long-term cash incentives, and equity grants to establish our executive compensation program. The Compensation Committee reviews the peer group annually and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics and a reasonable range of financial performance similar to the Company.
In 2020, the Compensation Committee engaged GK Partners to conduct an annual comparative marketplace benchmarking study of NEO and non-employee director cash and equity compensation with respect to the Company’s peer group for the Compensation Committee to utilize in reviewing and approving compensation for the NEOs in 2021.
The Compensation Committee’s considered the following factors in reviewing its peer group: total assets, net income, ROE, ROAA, EPS, market capitalization, non-interest income, efficiency ratio, loan to asset ratio, loan to deposit ratio, number of full time employees, and net income per employee. For purposes of reviewing and approving 2021 executive compensation, in 2020 the Compensation Committee selected publicly traded financial institutions with assets between approximately $5.2 billion and $17.6 billion as of December 31, 2019 from the Northeast and Mid-Atlantic regions. The median asset size of the peer group was $8.8 billion, placing the Company at slightly below the 50th percentile in asset size, with asset size at year end 2020 of $8.2 billion. The peer group approved by the Compensation Committee in December 2020 for setting executive compensation for 2021 included the following 20 banks, 19 of which were used in the previous year:
Atlantic Union Bankshares Corp.	Independent Bank Group
Berkshire Hills Bancorp, Inc.	Kearny Financial Corp.
Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.
Community Bank System, Inc.	Meridian Bancorp, Inc.
ConnectOne Bancorp, Inc.	NBT Bancorp, Inc.
Customers Bancorp, Inc.	OceanFirst Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corp.
Eagle Bancorp, Inc.	Provident Financial Services, Inc.
Flushing Financial, Inc.	Sandy Spring Bancorp, Inc.
Independent Bank Corp.	WSFS Financial Corp.
The peer group was utilized by the Compensation Committee in December 2020 for purposes of determining executive compensation and compensation of non-employee directors for 2021.
Employment Agreements with our NEOs
The Compensation Committee believes that employment agreements are necessary to attract and retain qualified executives and ensure the stability of our executive management team. Our employment agreements with our NEOs generally set forth the terms of the executive’s employment with the Company and also promise severance benefits if the executive is involuntarily terminated without cause or, in some cases, if the executive voluntarily terminates his or her employment for good reason. The retention of key management is essential to and in our shareholders’ best interests. The Compensation Committee believes reasonable severance benefits help ensure the continued dedication and efforts of management without undue concern for or distraction by their personal, financial and employment security. Similarly, in the context of a potential change in control transaction, the Compensation Committee believes that employment agreements effectively motivate executives to remain engaged and strive to create shareholder value, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these severance arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements. For a description of the terms of the employment agreements with our NEOs, see the discussion below on page 24.

Elements of 2021 Compensation Program
The various elements of our 2021 compensation program are intended to reflect our compensation philosophy and: (i) provide an appropriate level of financial certainty through fixed compensation, (ii) ensure that a significant portion of the compensation program is at-risk based on performance, (iii) ensure that at least 30% of equity compensation is at-risk based on performance, and (iv) create a balance of short-term and long-term incentives.
COMPENSATION ELEMENT	PURPOSE
Base Salary
•
Provide financial predictability and stability through fixed compensation;

•
Provide a salary that is market competitive;

•
Promote the retention of executives; and

•
Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives
•
Align management and shareholder interests;

•
Provide appropriate incentives to achieve our annual operating plan;

•
Provide market competitive cash compensation when targeted performance objectives are met;

•
Provide appropriate incentives to exceed targeted results; and

•
Pay meaningful incremental cash awards when results exceed target and pay below market cash awards when results are below target.

Long-Term Equity Incentives
•
Align management and long-term shareholder interests;

•
Balance the short-term nature of other compensation elements with long-term retention of executive talent;

•
Focus our executives on the achievement of long-term strategies and results;

•
Create and sustain shareholder value; and

•
Support the growth and operational profitability of the Company.

Employment Agreements
•
Enable us to attract and retain talented executives;

•
Protect Company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;

•
Ensure management is able to analyze any potential change in control transaction objectively; and

•
Provide for continuity of management in the event of a change in control.

Non-Qualified Retirement and Deferred Compensation Benefits	• Provide supplemental retirement benefits to certain executives who are disallowed benefits under the Company’s qualified benefit plans due to IRS limits.

COMPENSATION ELEMENT	PURPOSE
Other Benefits
•
Provide participation in the same benefits programs as our other employees, including our ESOP;

•
Provide participation in an ESOP SERP for supplemental retirement benefits; and

•
Limit annual benefits and perquisites and use as competitively appropriate and necessary only to attract and retain executive talent.

Base Salary
Our NEO base salaries are set at levels that are intended to reflect the competitive marketplace in attracting, retaining, motivating and rewarding high performing executives. In determining base salaries, the Compensation Committee considers the following elements: (i) individual performance based on experience and scope of responsibility, (ii) non-financial performance indicators including strategic developments for which an executive has responsibility and managerial accountability, (iii) compensation paid by peers, (iv) functionality of the executive management team, (v) economic conditions in the Company’s market areas and (vi) analyses or guidance from independent consultants during the annual review process. The base salaries are intended to compensate the NEOs for the day-to-day services performed for the Company and the Bank.
In establishing base salaries for our NEOs for 2021, the Compensation Committee reviewed the factors discussed above and determined that base salary increases were appropriate given our strong financial performance in 2020, our relative positioning to our peers and to maintain competitive base salaries. Below are changes to NEO base salaries from 2020 to 2021.
NEOs	2020 Base Pay(1) $	2021 Base Pay(1) $	% Change
Thomas J. Kemly	795,000	818,900	3.01
Dennis Gibney	402,000	412,000	2.49
E. Thomas Allen	460,000	472,000	2.61
John Klimowich	350,000	370,000	5.71
Allyson Schlesinger	365,000	380,000	4.11
Oliver E. Lewis, Jr.	—	350,000	—

(1)
Amounts in table represent NEO base salaries at the end of the period presented.

(2)
Mr. Lewis became Executive Vice President, Head of Commercial Banking on January 2, 2021.

Short-Term Incentives
Performance Achievement Incentive Plan.   We maintain an annual cash incentive plan – the Performance Achievement Incentive Plan (“PAIP”) – that is designed to align the interests of our employees with the overall performance of the Company. All exempt employees (excluding commissioned employees), including the NEOs, are eligible to participate in the PAIP, subject to certain eligibility requirements. A participant is eligible to earn a target incentive award for a calendar year defined as a percentage of the participant’s base salary. For 2021, the participant’s target incentive opportunity was adjusted based on the Company’s return on average assets and net interest margin, as was done in prior years, and the participant was eligible to earn a percentage of the adjusted target incentive based on achievement of a combination of overall Company, department/team and individual performance goals. Awards for the NEOs are approved by the Compensation Committee.
When designing the 2021 PAIP and when considering whether the target performance metrics for a payout under the 2021 PAIP are achieved, the Compensation Committee had the discretion to take into account categories of significant, unplanned and unusual items that would be excluded from the performance metrics, whether the resulting impact was positive or negative, because they distort our operating performance. This practice, which is consistent with the practices of peer group companies, ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term.
The performance measures for the 2021 PAIP included the same corporate goals for each NEO and specific individual goals depending on the individual roles and responsibilities of each NEO, with each NEO’s individual scorecard, other than with respect to Mr. Kemly and Mr. Allen, setting forth the weightings assigned to each performance measure.
The following table summarizes the thresholds, targets, and maximum parameters and actual 2021 performance for each of the applicable financial metrics selected under the 2021 PAIP:
2021 Performance Measures(1)	Threshold Parameter (Dollars in Millions)	Target Parameter (Dollars in Millions )	Stretch Parameter (Dollars in Millions)	2021 Actual Performance (Dollars in Millions)
Core Net Income of Columbia Bank	$61.2	$72.6	$82.8	$94.9
Efficiency Ratio of Columbia Bank	60.90%	57.90%	54.90%	53.90%
Non-Performing Assets to Total Assets	0.50%	0.25%	0.10%	0.04%

(1)
Payouts earned for intermediate performance levels are determined using straight line interpolation. Individual performance measures which do not have specific dollar or percentage thresholds but rather are tied to department performance or similar measures are not included in table but are set forth in the table below.

The weighting assigned to each NEO in the categories that are applicable to them are set forth below:
2021 Performance Measures*	Mr. Kemly	Mr. Gibney	Mr. Allen	Mr. Klimowich	Ms. Schlesinger	Mr. Lewis
Net Income of Columbia Bank	35.0%	25.0%	35.0%	25.0%	25.0%	25.0%
Efficiency Ratio of Columbia Bank	35.0%	25.0%	35.0%	25.0%	25.0%	25.0%
Non-Performing Assets to Total Assets	30.0%	20.0%	30.0%	20.0%	20.0%	20.0%
Other(1)	0.0%	30.0%	0.0%	30.0%	30.0%	30.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
The “Other” category includes overall individual and/or department performance that is directly relevant to the NEOs position and the performance of the business unit under their purview and generally relates to non-revenue producing items, other than with respect to Ms. Schlesinger and Mr. Lewis.

For purposes of determining the level of achievement for each of the performance measures under the 2021 PAIP, the Compensation Committee reviewed the applicable financial metrics, as derived from our 2021 financial results, and the individual and department metrics. For the 2021 performance year, the Compensation Committee certified achievement of the pre-established performance measures for the CEO and each of the other NEOs as reflected in the table above.
After review and discussion, the successful execution of individual and departmental strategic objectives in 2021 coupled with the Company’s financial performance resulted in payouts generally ranging between 113.0% and 134.89% of each NEO’s target 2021 PAIP opportunity, as is set forth below.

NEO	Target Opportunity ($)	Payout as a Percent of Target Opportunity (%)(1)
Thomas J. Kemly	612,128	125
Dennis Gibney	284,280	117.5
E. Thomas Allen	352,820	125
John Klimowich	212,750	113
Allyson Schlesinger	218,500	134.9
Oliver E. Lewis, Jr.	201,250	130.5

(1)
The Company’s 2021 audit report, which will be filed no later than March 1, 2022 with the Company’s Annual Report on Form 10-K, may result in adjustments to the performance measures under the PAIP. The PAIP awards are subject to adjustment if the performance measures change as a result of the audit.

The actual dollar amounts earned by our NEOs in fiscal year 2021, pursuant to the 2021 PAIP, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.
Discretionary Bonus Payments.   We limit the use of discretionary bonus payment to extraordinary circumstances to rectify inequities or recognize outstanding performance. In 2021, the Company made no discretionary bonus payments to the NEOs.
Long-Term Equity Incentives
2019 Equity Incentive Plan.   On June 6, 2019, shareholders of the Company approved the 2019 Equity Incentive Plan, which provided for the grant of stock-based awards to officers, employees and non-employee directors of the Company and its subsidiaries. The Company may grant options, stock appreciations rights, restricted stock, restricted units, unrestricted stock awards, cash based awards, performance awards, and dividend equivalent rights. The total number of shares of the Company’s common stock reserved for issuance under the plan are 7,949,996.
Both incentive stock options and non-qualified stock options may be granted under the Equity Incentive Plan, with total shares reserved for options equaling 5,678,569 with 2,012,505 shares remaining available for grant as options as of December 31, 2021. The total number of shares reserved for restricted stock or restricted units is 2,271,427, with 850,808 shares remaining available for grant as restricted stock or restricted units as of December 31, 2021.
The following table sets forth the annual equity awards that were granted in 2021 to our NEOs. The stock awards and options granted in 2021 vest over a three year period at a rate of 33 1/3% per year.
	Stock Awards (Number of Shares)	Grant Date Fair Value of Stock Awards ($)(1)	Option Awards (Number of Options)	Grant Date Fair Value of Option Awards ($)(1)
Oliver E. Lewis, Jr.	23,516	$419,996	57,026	279,998

(1)
Reflects the aggregate grant date fair value of restricted stock awards granted in 2021 under the 2019 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718 for stock-based compensation. The amounts were calculated based on the Company’s stock price on the date of grant, which was March 22, 2021.

Retirement Benefits and Deferred Compensation
We maintain broad-based tax-qualified pension, tax-qualified employee stock ownership, and tax-qualified 401(k) plans. Generally, all employees of the Company are eligible to participate in these plans, including the NEOs. However, the pension plan was closed to new participants effective October 1, 2018.
In addition to the tax-qualified plans described above, we provide our NEOs and other highly compensated employees with benefits under a nonqualified retirement and deferred compensation plans, as described below.

See the narrative accompanying the pension benefit tables and nonqualified deferred compensation tables for details regarding these plans as well as the discussion of such plans below under “Executive Compensation.”
Other Benefits
We provide our NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, and basic life insurance and long-term disability coverage), plus voluntary benefits that a NEO may select (e.g., supplemental life insurance).
Employment Agreements with Named Executive Officers
We have entered into employment agreements with each of our NEOs. For a detailed description of our employment agreements with our NEOs, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 34.
Additional Compensation Practices and Policies
Clawback Policy
The Company has a policy for the recoupment of incentive compensation (the “Clawback Policy”). Under the Clawback Policy, if we restate our financial statements, or a financial statement or the calculation of a performance goal or metric is materially inaccurate, the Compensation Committee, in its sole discretion, may require recoupment from our executive officers, including our NEOs, of the portion of any annual or long-term cash or equity-based incentive or bonus compensation paid, provided, or awarded to any executive officer that represents the excess over what would have been paid if such event had not occurred.
Stock Ownership Guidelines
The Company’s Share Ownership and Retention Policy that sets forth stock ownership guidelines that are robust and reflect current corporate governance trends. We require our executive officers and non-employee directors to own or acquire shares of Company stock having a fair market value equal to the following amounts:
Title	Amount
President and Chief Executive Officer	5x base salary
Senior Executive Vice Presidents	3x base salary
Executive Vice Presidents	3x base salary
Non-Employee Directors	3x annual fees and retainers for service on the Board
Each of these individuals must fulfill their ownership requirement within five years of becoming subject to the Share Ownership and Retention Policy, and individuals are further required to fulfill 25% and 50% of their ownership requirement within two and three years, respectively, of becoming subject to the Share Ownership and Retention Policy. In the event of a participant receiving a raise in his or her base salary or annual retainer, leading to an increase in the ownership requirement, the participant will be provided additional one year from the time of the increase to achieve the required incremental increase in his or her ownership of shares. For purposes of determining ownership, the following shall be taken into account: (i) shares owned directly by the individual or his or her immediate family members residing in the same household, or shares held through a trust for the benefit of the individual or the individual’s dependent family members residing in the same household; (ii) shares owned through a qualified employee benefit plan, including the 401(k) Plan, or through the ESOP; (iii) share equivalents held in a non-qualified, deferred compensation arrangements; and (iv) 100% of restricted stock, or restricted stock units, the vesting of which is contingent on time or performance.
Each NEO’s and non-employee director’s stock ownership level is reviewed annually by the Company and the Nominating and Governance Committee. As of December 31, 2021, all current NEOs were in compliance with their respective stock ownership levels.

Anti-Hedging and Pledging Policies
The Company has a written policy that prohibits our directors and officers from hedging the value of our stock by the purchase and sale of puts, calls, options, or other derivative securities based on Company stock, or other transactions related to the monetization of the value of our stock. In addition, our officers, directors and employees are not allowed to pledge Company stock as collateral or acquire Company stock on margin.
No Tax Gross Ups
Our employment agreements with our NEOs do not provide for tax “gross ups” and instead provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made.
Perquisites
We annually review the perquisites that we make available to our named executive officers. The primary perquisites for these individuals include automobile allowances and certain club dues. See “Executive Compensation — Summary Compensation Table” for detailed information on the perquisites provided to our NEOs.
Tax and Accounting Considerations
To the greatest extent possible, we structure our compensation programs in a tax-efficient manner. Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or other NEOs and certain former NEOs. Prior to 2018, compensation was specifically exempt from the deduction limit to the extent that it was “performance-based” as previously defined in Section 162(m) of the Internal Revenue Code. For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the “performance-based” compensation exemption and expanded the $1 million per covered employee annual limitation on tax deductibility to a larger group of named executive officers. In addition, the 2017 tax law also provides that any named executive officer who was a covered employee in taxable years beginning on and after January 1, 2017, will continue to be a covered employee for all subsequent taxable years (even after employment termination). As a result, the Company may not take a tax deduction for any compensation paid to its covered employees in excess of $1 million annually per covered employee with the exception of “performance-based” compensation paid pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date.
The Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As such, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of the Company but which may not qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.
In addition to Section 162(m) of the Internal Revenue Code, the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:
•
The annual rules applicable to fair value-based methods of accounting for stock compensation; and

•
The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs and aligns our performance goals with shareholder returns.
Share usage requirements and resulting potential shareholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee:
Noel R. Holland (Chair)
Frank Czerwinski
Elizabeth E. Randall
Lucy Sorrentini
Robert Van Dyk
February 1, 2022

EXECUTIVE COMPENSATION

Summary Compensation Table
The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of the Company for the most recently completed fiscal year and the next three most highly compensated executive officers of the Company whose total compensation for 2021 exceeded $100,000.
Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(7)
Thomas J. Kemly	2021	818,900	—	—	—	765,160	366,796	39,263	1,990,119
President and Chief Executive Officer	2020	825,577	—	—	—	890,236	1,751,023	151,035	3,617,871
	2019	775,000	—	4,184,996	2,790,002	849,735	2,350,329	181,941	11,132,003
Dennis E. Gibney	2021	412,000	—	—	—	334,029	56,107	9,803	811,939
Executive Vice President and Chief Financial Officer	2020	417,462	—	—	—	367,829	170,419	56,133	1,011,843
	2019	392,000	50,000	1,530,001	1,020,000	294,386	153,627	63,976	3,503,990
E. Thomas Allen, Jr.	2021	472,000	—	—	—	441,025	175,097	19,780	1,107,902
Senior Executive Vice President and Chief Operating Officer	2020	477,693	—	—	—	472,714	685,719	82,868	1,718,994
	2019	450,000	—	1,800,006	1,200,000	440,107	974,481	97,269	4,961,863
John Klimowich	2021	370,000	—	—	—	240,408	238,927	10,132	859,467
Executive Vice President and Chief Risk Officer	2020	363,462	—	—	—	272,602	757,071	47,683	1,440,818
	2019	330,000	—	1,999,998	799,999	255,760	869,887	50,500	3,176,145
Allyson Schlesinger	2021	380,000	—	—	—	294,737	73,000	24,511	772,248
Executive Vice President, Head of Consumer Banking	2020	379,039	—	—	—	256,743	107,402	57,314	800,498
	2019	365,000	50,000	990,008	660,000	162,100	84,048	69,884	2,381,040
Oliver E. Lewis, Jr.	2021	350,000	—	419,996	279,998	262,719	—	23,725	1,336,438
Executive Vice President, Head of Commercial Banking

(1)
Reflects salary amounts that include cash compensation earned by each NEO, including any portion of these amounts contributed to the tax-qualified 401(k) plan or the SIM. Due to the timing of payroll in 2020, amounts reflected in the 2020 row reflect one additional pay period than in typical years.

(2)
The discretionary bonus paid to Mr. Gibney in fiscal year 2019 was in recognition of his outstanding performance with respect to the two mergers that the Company announced in 2019. Ms. Schlesinger was entitled to a sign on bonus of $50,000 in connection with her employment by the Company in 2018, which was paid in fiscal year 2019.

(3)
Reflects the aggregate grant date fair value of restricted stock awards granted in 2019 under the 2019 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718 for stock-based compensation. The amounts were calculated based on the Company’s stock price on the date of grant, which was July 23, 2019 for all named executive officers other than Mr. Lewis. For the performance-based portion of the 2019 restricted stock awards, the grant date fair value reflects the number of shares that are expected to vest based on the probable outcome of the performance results (i.e., target level of performance). With respect to Mr. Lewis, the amounts were calculated based on the Company’s stock price on the date of grant, which was March 22, 2021. These amounts reflect the total grant date fair value for these restricted stock awards and do not correspond to the actual value that will be recognized as income by each of the NEOs when received.

(4)
Reflects the aggregate grant date fair value of stock options granted in 2019 under the 2019 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718 for stock-based compensation based upon a fair value of $4.25 for each option using the Black-Scholes option pricing model, other than Mr. Lewis. With respect to Mr. Lewis, a fair value of $4.91 was used for each option using the Black-Scholes option pricing model. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above.

(5)
For 2021, represents non-discretionary, performance-based cash payments earned by each named executive officer during each year presented under the PAIP, which is described above under “Short-Term Incentives.” For 2021, specific amounts were as follows:

Columbia Bank Performance Achievement Incentive Plan(a)
Mr. Kemly	$765,160
Mr. Gibney	334,029
Mr. Allen	441,025
Mr. Klimowich	240,408
Ms. Schlesinger	294,737
Mr. Lewis	262,719

(a)
Represents performance-based payments earned under the PAIP, which is previously discussed in more detail under the section entitled “Short-Term Incentives” above. The Company’s 2021 audit report, which will be filed no later than March 1, 2022 with the Company’s Annual Report on Form 10-K, may result in adjustments to the performance measures under the PAIP. The PAIP awards are subject to adjustment if the performance measures change as a result of the audit. The amounts reported for 2021 were based on 2021 performance and will be paid to the NEOs on March 4, 2022.

For 2019 and 2020, in addition to awards made under the PAIP for such years, the sum in this column also represents awards made prior to 2019 under the Columbia Bank Long-Term Incentive Plan (“Cash LTIP”), which plan was terminated in 2019. Prior to termination of the Cash LTIP, Cash LTIP awards were granted annually using a three-year performance period. A participant was eligible to earn a target Cash LTIP award for a performance period with the amount of such awards based on a percentage of the participant’s base salary. The participant was eligible to earn a percentage of the target award for a performance period based on achievement of one or more performance measures established by the Compensation Committee of the Board for that performance period with two-thirds of the earned amount paid in cash within two and a half months following completion of the performance period and one-third of the earned amount paid in cash one year later subject to continued employment of the participant during that year. Under the Cash LTIP, awards were granted annually using a three-year performance period, with (i) two-thirds of a participant’s award for each three-year performance period earned at the end of the performance period and (ii) the remaining one-third earned one year later, subject to the participant’s continued employment as of the end of the one year period following the end of the performance period.
(6)
Reflects the actuarial change in pension value in each individual’s accrued benefit under the defined benefit pension plan (and the supplemental plans) from December 31 of the prior year to December 31 of the reported year. Pension values may fluctuate significantly from year to year depending on a number of factors, including age and the assumptions used to determine the present value of a named executive officer’s accumulated benefit, including interest rates. The change in pension value reflects changes in interest rate assumptions, age, service and earnings during 2021. See “— Retirement Benefits” footnote 2 to the pension plan table below for more information.

(7)
Details of the amounts disclosed in the “All Other Compensation” column for 2021 are provided in the table below, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs in 2021. Except as otherwise noted, the actual incremental costs to the Company of providing the perquisites and other personal benefits to the NEOs was used.
	Mr. Kemly	Mr. Gibney	Mr. Allen	Mr. Klimowich	Ms. Schlesinger	Mr. Lewis
Company contribution to ESOP and ESOP SERP(a)
Company matching contributions to 401(k) plan and SIM(b)	8,700	8,700	8,700	8,700	8,700	11,263
Executive term life insurance premiums(c)	3,333	383	1,669	712	—	—
Car allowances(d)	8,441	—	8,691	—	15,091	11,742
Mobile phone allowances(e)	720	720	720	720	720	720
Club dues(f)	18,069	—	—	—	—	—

(a)
Information regarding regular ESOP allocations and allocations under the related ESOP SERP for each NEO will not be available from our third party service provider until after the date of this proxy statement and is therefore not included in the calculation of “All Other Compensation” in the Summary Compensation Table. The Company anticipates that this information will be available in early March 2022 and the Company will prepare and file a Current Report on Form 8-K disclosing the ESOP and ESOP SERP allocations for each NEO promptly following receipt of such information.

(b)
Reflects the cost of matching contributions under our tax-qualified 401(k) plan and SIM.

(c)
Reflects the amount of imputed income for bank owned life insurance.

(d)
Reflects the car allowance of each NEO during 2021 as part of our car allowance program.

(e)
Reflects the mobile phone allowance of each NEO during 2021 as part of our mobile phone program.

(f)
Reflects the payment of club dues for each NEO under our club membership policy.

Grants of Plan Based Awards
The following table summarizes grants made in 2021 to Mr. Lewis under the 2019 Equity Incentive Plan. No other NEO received any grants under the 2019 Equity Incentive Plan during 2021. The material terms of the Company’s annual and long-term incentive programs are described in the Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement.
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(1)(3)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Oliver E. Lewis, Jr.	03/22/2021	—	—	—	—	—	—	23,516	—	—	419,996
	03/22/2021	—	—	—	—	—	—	—	57,026	$17.86	279,998

(1)
The information in this column represents time-vested restricted stock awards granted in 2021 under the 2019 Equity Incentive Plan. The stock awards vest in three approximately equal installments commencing on March 22, 2022.

(2)
The information in this column represents time-vested stock option awards granted in 2021 under the 2019 Equity Incentive Plan. The stock options vest in three approximately equal annual installments commencing on March 22, 2022.

(3)
The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718 for share-based payments. The grant date fair value of all restricted stock awards is equal to the number of awards multiplied by $17.86, the closing price for the Company’s common stock on the date of grant. The grant date fair value for stock option awards is equal to the number of options multiplied by a fair value of  $4.91, which was computed using the Black-Scholes option pricing model.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table shows information regarding all unvested equity awards held by our NEOs on December 31, 2021. With the exception of Mr. Lewis, who became an NEO in January 2021, no equity awards were made to the NEOs in 2021. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown. The material terms and conditions of the equity awards reported in this table are described in the “Long-Term Incentives” section of the Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement. No equity award granted to a NEO has been transferred to any other person, trust or entity.
	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)(4)	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock Not Vested(2)(4)	Market Value of Shares or Units of Restricted Stock Not Vested(3)	Number of Unearned Performance Shares	Market Value of Unearned Performance Shares
Thomas J. Kemly	07/23/2019	262,588	393,883	$15.60	07/23/2029	—	$—	—	$—
	07/23/2019	—	—	—	—	214,616	4,476,890	—	—
Dennis E. Gibney	07/23/2019	96,000	144,000	$15.60	07/23/2029	—	—	—	—
	07/23/2019	—	—	—	—	78,462	1,636,718	—	—
E. Thomas Allen, Jr.	07/23/2019	112,941	169,412	$15.60	07/23/2029	—	—	—	—
	07/23/2019	—	—	—	—	92,308	1,925,545	—	—
John Klimowich	07/23/2019	75,294	112,941	$15.60	07/23/2029	—	—	—	—
	07/23/2019	—	—	—	—	61,539	1,283,703	—	—
Allyson Schlesinger	07/23/2019	62,117	93,177	$15.60	07/23/2029	—	—	—	—
	07/23/2019	—	—	—	—	50,770	1,059,063	—	—
Oliver E. Lewis, Jr.	12/16/2019	7,058	10,589	$17.00	07/23/2029	—	—	—	—
	12/16/2019	—	—	—	—	5,718	119,278	—	—
	03/22/2021	—	57,026	$17.86	03/22/2031	—	—	—	—
	03/22/2021	—	—	—	—	23,516	490,544	—	—

(1)
Represents stock options granted pursuant to the 2019 Equity Incentive Plan that vest in five approximately equal annual installments commencing on July 23, 2020.

(2)
Represents stock awards granted pursuant to the 2019 Equity Incentive Plan that vest 20% per year based on continued employment through the fifth anniversary of the grant date (subject to certain exceptions) and performance-based stock awards granted in 2019 for which the performance metrics have been met at target as of December 31, 2021 but such shares remain subject to continued employment through the third anniversary of the grant date (subject to certain exceptions).

(3)
Based on the Company’s closing stock price of $20.86 on December 31, 2021.

(4)
Represents stock options and restricted stock awards granted to Mr. Lewis in 2021 pursuant to the 2019 Equity Incentive Plan that vest in three approximately equal annual installments commencing on March 22, 2022.

Option Exercises and Stock Vested
The following table shows the value realized upon the vesting of restricted stock awards in 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Thomas J. Kemly	—	—	26,827	$471,350
Dennis E. Gibney	—	—	9,808	172,327
E. Thomas Allen	—	—	11,539	202,740
John Klimowich	—	—	7,692	135,148
Allyson Schlesinger	—	—	6,346	111,499
Oliver E. Lewis, Jr.	—	—	715	12,563

(1)
The amounts reported in this column are determined by multiplying the number of shares that vested by the per share closing price of Company common stock on the vesting date.

Pension Benefits
Tax-Qualified Pension Plan.   The Columbia Bank Retirement Plan (“Pension Plan”) is a tax-qualified defined benefit pension plan that covers approximately 930 eligible current employees, former employees and retirees of the Company. All of the NEOs participate in the Pension Plan. If a participant elects to retire upon the attainment of age 65, and the participant was hired prior to July 1, 2005, the plan provides that the participant’s normal retirement benefit will equal 2% of his or her average annual compensation for each plan year and month of service, up to a maximum of 45 years. If a participant elects to retire upon attainment of age 65, and the participant was hired on or after July 1, 2005, the plan provides that the participant’s normal retirement benefit will equal 1.8% of his or her average annual highest compensation over five consecutive years for each plan year and month of service, up to a maximum of 45 years. Participants who have attained age 55 and have completed 10 years of service may retire early. If the participant was hired prior to July 1, 2005, his or her benefit will be reduced by 0.25% for each year of early commencement between age 55 and 65; if the participant was hired on or after July 1, 2005, his or her benefit will be reduced by 1/15th for each year of early commencement between age 60 and 65 and an additional 1/30th for each year of early commencement between age 55 and 60. Participants become fully vested in their accrued plan benefit after five years of service. Under the plan, “average annual compensation” is defined as the average of a participant’s compensation for the period of five consecutive years during which his or her compensation was the highest. The Pension Plan was closed to new participants effective October 1, 2018. The Pension Plan was overfunded at December 31, 2021, with assets representing 158.5% of our benefit obligation at that date.
Retirement Income Maintenance Plan.   The Columbia Bank Retirement Income Maintenance Plan (“RIM”) is a nonqualified and unfunded defined benefit retirement plan that provides supplemental retirement benefits to certain highly compensated employees of the Company and its subsidiaries whose benefits under the Pension Plan are limited due to the restrictions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. All of the NEOs who participate in the Pension Plan also participate in the RIM. A participant’s benefit under the RIM is equal to the excess of (i) the benefit that would be payable to the participant in accordance with the terms of the tax-qualified pension plan disregarding the limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code, less (ii) the benefit actually payable to the participant under the Pension Plan after taking such limitations into account. A participant becomes vested in his or her RIM benefits upon satisfying the requirements for early retirement (attaining age 55 while employed and completing 10 years of service) or normal retirement (attaining age 65 while employed and completing 5 years of service). A participant’s vested RIM benefit will be paid at the time and in the form elected by the participant; the default time and form of payment is a life annuity with a minimum of 120 monthly payments commencing on the first day of the month following the month in which the participant separates from service, provided that if the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue

Code on the date of the participant’s separation from service, payment will be delayed for six months following the participant’s separation from service.
Pension Benefits Table.   The following table shows the actuarial present value of the accumulated benefit under our tax-qualified pension plan and the RIM, along with the number of years of credited service under the respective plans, for each of our named executive officers.
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Thomas J. Kemly	Columbia Bank Retirement Plan	40.67	4,327,332
	Columbia Bank Retirement Income Maintenance Plan	40.67	7,725,765
Dennis E. Gibney	Columbia Bank Retirement Plan	7.50	406,744
	Columbia Bank Retirement Income Maintenance Plan	7.50	168,932
E. Thomas Allen, Jr.	Columbia Bank Retirement Plan	27.25	2,971,349
	Columbia Bank Retirement Income Maintenance Plan	27.25	1,877,664
John Klimowich	Columbia Bank Retirement Plan	36.17	3,280,266
	Columbia Bank Retirement Income Maintenance Plan	36.17	511,867
Allyson Schlesinger	Columbia Bank Retirement Plan	3.25	212,059
	Columbia Bank Retirement Income Maintenance Plan	3.25	56,721
Oliver E. Lewis, Jr.	Columbia Bank Retirement Plan	—	—
	Columbia Bank Retirement Income Maintenance Plan	—	—

(1)
The Company provides its actuaries with certain rate assumptions used in measuring its benefit obligations under the Pension Plan. The most significant of these is the discount rate used to calculate the period-end present value of the benefit obligations, and the expense to be included in the following year’s financial statements. The discount rate assumption for 2021 was determined based on a cash flow-yield curve model specific to the Company’s Pension Plan. The Pension Plan was overfunded at December 31, 2021, with assets representing 158.5% of our benefit obligation at that date.

Pay Ratio
The Company is required by SEC rules to disclose the median of the annual total compensation of all employees of the Company (excluding the Chief Executive Officer), the annual total compensation of the Chief Executive Officer, and the ratio of these two amounts (the “pay ratio”). The pay ratio below is a reasonable estimate based on the Company’s payroll records and the methodology described below, and was calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use variety of methodologies, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For purposes of calculating the 2021 pay ratio, the Company selected December 31, 2021 as the determination date for identifying the median employee. Year-to-date taxable wages paid from January 1, 2021 to December 31, 2021 for all employees as of the determination date, with the exception of Mr. Kemly, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. The median employee was identified, and total compensation for the median employee was calculated in the manner required for the Summary Compensation Table. Mr. Kemly’s total compensation for 2021, as disclosed in the Summary Compensation Table, was $1,990,119 and the median employee’s was $117,690 producing a ratio of 17 to 1.
Nonqualified Deferred Compensation
Supplemental Executive Retirement Plan.   The Columbia Bank ESOP Supplemental Executive Retirement Plan (“ESOP SERP”) is a nonqualified and unfunded defined contribution retirement plan that provides supplemental retirement benefits related to its tax-qualified employee stock ownership plan. The ESOP SERP provides benefits to eligible officers of the Company and its subsidiaries designated by the Board that cannot be provided under the tax-qualified employee stock ownership plan but for the eligibility requirements of the plans or limitations imposed by the Internal Revenue Code. All NEOs are eligible to participate in the ESOP SERP. A NEO becomes vested in these benefits in 25% increments after completing two, three, four and five years of service with the Company. In addition to providing benefits that would otherwise be lost as a result of eligibility requirements or the Internal Revenue Code limitations on tax-qualified plans, the ESOP SERP also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the tax-qualified employee stock ownership plan loan. Under the terms of the ESOP SERP, each NEO is eligible to receive a cash payment in the event of a change in control equal to the dollar value of the stock benefit the NEO would have received under the tax-qualified employee stock ownership plan and ESOP SERP had the executives remained employed throughout the term of the loan, less the shares of common stock allocated under the tax-qualified employee stock ownership plan and ESOP SERP on the NEO’s behalf. The supplemental change in control benefits under the ESOP SERP are nonforfeitable and distributable upon termination of employment for any reason.
Non-Qualified Savings Income Maintenance Plan.   The Columbia Bank Savings Income Maintenance Plan (the “SIM”) is a non-qualified and unfunded defined contribution retirement plan for the benefit of certain highly compensated employees of the Company and its subsidiaries. All NEOs are eligible to participate in the SIM. Under the SIM, a participant may defer between 3% and 13% of the participant’s compensation above the salary limit imposed by Section 401(a)(17), reduced by the amount of Federal Insurance Contribution Act taxes that the participant must pay in a plan year with respect to such compensation. In addition, the Company may make matching contributions equal to a portion of a participant’s compensation deferred under the SIM. For 2021, Columbia Bank made matching contributions in an amount equal to 100% of up to the first 3% of a participant’s compensation in excess of $295,000 that the participant deferred under the SIM including all of the NEOs other than Mr. Lewis, whose match was based on 4.5% of his compensation. Participants earn a return on their notional account balances based on investment in phantom investment funds (similar to those available under the 401(k) Plan) selected by participants. The SIM does not guarantee a rate of return and none of the investment funds provide above market earnings. Participants are immediately 100% vested in their account balances attributable to compensation deferral contributions. Participants generally become vested in their account balances attributable to matching contributions in installments – 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service – and become 100% vested upon death. A participant’s vested account balance will be distributed to the participant in a single lump sum upon the earlier of the participant’s separation from service or a change in control of Columbia Bank. If distribution is triggered by separation from service, it will be made on the first day of the month next following the two-month anniversary of the participant’s separation from service, provided that if the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code on the date of the participant’s separation from service, payment will be delayed for six months following the participant’s separation from service. If distribution is triggered by a change in control, it will be made on the first day of the month next following the change in control.
Stock-Based Deferral Plan.   In connection with the public offering of Columbia Financial common stock in 2018, participants in the SIM and the Columbia Bank Director Deferred Compensation Plan were provided with the opportunity to direct the investment of portions of their account balances under those plans into phantom shares of Columbia Financial common stock by way of a transfer of these amounts to the new Columbia Bank Stock-Based Deferral Plan. The Plan Administrator may, in its discretion, specify an annual window period during which participants may direct the investment of portions of their SIM and the Columbia Bank Director Deferred Compensation Plan account balances into phantom shares of Columbia Financial common stock by way of a transfer of these amounts to the Columbia Bank Stock-Based Deferral

Plan. This plan in effect is an additional phantom investment alternative available with respect to the SIM and the Columbia Bank Director Deferred Compensation Plan. As a result, data for this plan is not included in the table below.
Nonqualified Deferred Compensation Table.   The following table discloses contributions made under the SIM and the ESOP SERP for each named executive officer in 2021, along with the earnings and balances on each executive’s account as of December 31, 2021.
Name	Plan	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End(3)
Thomas J. Kemly	Columbia Bank Savings Income Maintenance Plan	95,099	2,086	—	1,436,130
	ESOP Supplemental Executive Retirement Plan	—		—	346,208
Dennis E. Gibney	Columbia Bank Savings Income Maintenance Plan	26,969	—	—	242,787
	ESOP Supplemental Executive Retirement Plan	—		—	112,225
E. Thomas Allen, Jr.	Columbia Bank Savings Income Maintenance Plan	56,473	—	—	154,653
	ESOP Supplemental Executive Retirement Plan	—		—	152,407
John Klimowich	Columbia Bank Savings Income Maintenance Plan	14,104	—	—	68,676
	ESOP Supplemental Executive Retirement Plan	—		—	69,683
Allyson Schlesinger	Columbia Bank Savings Income Maintenance Plan	22,913	—	—	35,818
	ESOP Supplemental Executive Retirement Plan	—		—	47,618
Oliver E. Lewis, Jr.	Columbia Bank Savings Income Maintenance Plan	—	—	—	15,997
	ESOP Supplemental Executive Retirement Plan	—		—	—

(1)
Represents the Company’s contribution to each NEO’s SIM and ESOP Supplemental Executive Retirement Plan (“ESOP SERP”) account in respect of each NEOs 2021 compensation even though such amounts were not credited until 2022 (which amounts are included in the 2021 “All Other Compensation” column of the Summary Compensation Table). The ESOP SERP data for 2021 is not available from our third party service provider as of the date of this proxy statement. As noted in footnote 7 to the Summary Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the ESOP and ESOP SERP allocations with respect to the NEOs promptly after receipt of such information.

(2)
The Company does not provide above-market or preferential rates and, as a result, the notional earnings are not included in the 2021 Summary Compensation Table.

(3)
Represents the aggregate year-end balances of each NEO under the SIM and the ESOP SERP as of the end of 2021 plus Company contributions in respect of 2021 compensation that were not credited until 2022. The amount of the Company’s contribution to the NEO’s ESOP SERP for 2021 is not included in the total amount reported in this column as it is not available as of the date of this proxy statement. See footnote 1 above with respect to the ESOP SERP. Deferral balances of NEOs under the SIM were notionally invested among a variety of mutual fund alternatives and our common stock, and deferral balances under the ESOP SERP were notionally invested in shares of our common stock.

Summary of Executive Employment Agreements and Potential Payments Upon Termination or Change in Control
We have entered into two-year employment agreements with Messrs. Kemly, Gibney, Allen, Klimowich, Lewis and Ms. Schlesinger. Each employment agreement provides for a two-year term. The Board may extend the terms of the employment agreements with the NEOs annually for another twelve month period, unless the NEO gives notice of non-renewal at least sixty days prior to such extension. The Compensation Committee annually reviews the NEO’s base salaries. In addition to base salary, the agreements provide that the NEOs shall be eligible to participate in the short-term and long-term incentive compensation plans of Columbia Bank. Each NEO shall also be entitled to continue participation in any fringe benefit arrangements in which he or she was participating on the effective date of the employment agreement. In addition, the agreements provide for reimbursement of reasonable travel and other business expenses incurred in connection with the performance of the NEO’s duties.

If a NEO’s employment is terminated by Columbia Financial or Columbia Bank during the term of the agreement, without cause, including a resignation for good reason (as defined in the agreement), but excluding termination for cause or due to death, disability, retirement, the executive would be entitled to a payment equal to a multiple (three times for Mr. Kemly and two times for Messrs. Gibney, Allen, and Klimowich and one times for Ms. Schlesinger and Mr. Lewis) of the sum of: (i) his or her annual base salary plus (ii) his or her target annual bonus in effect on the termination date. The severance payment shall be paid to the NEO as salary continuation in substantially equal installments over the thirty-six, twenty-four or twelve month period, respectively, in accordance with Columbia Bank’s customary payroll practices, subject to the receipt of a signed release of claims from the NEO within the time frame set forth in the agreement. Assuming the NEO elects continued medical, vision and dental coverage under COBRA, Columbia Bank will reimburse the executive the amount equal to the monthly COBRA premium paid by the NEO for such coverage less the active employee premium for such coverage for a period of 36 months, in the case of Mr. Kemly, and 24 months, in the case of Messrs. Gibney, Allen, and Klimowich and 12 months in the case of Ms. Schlesinger and Mr. Lewis or such lesser period as may be required under COBRA.
If executive NEO’s employment is terminated during the term of the agreement by Columbia Financial or Columbia Bank without cause, including a resignation for good reason (as defined in the agreements), within 24 months after a change in control (as also defined in the agreements), the NEO would be entitled to a payment equal to a multiple of three times (two times in the case of Ms. Schlesinger and Mr. Lewis) of the sum of: (i) his or her annual base salary (or his base salary in effect immediately before the change in control, if higher) plus (ii) his or her annual target bonus (or his target bonus in effect immediately before the change in control, if higher). The severance payment shall be paid to the NEO within sixty days of the termination date in a single lump sum payment. The payment shall also include a sum equal to his or her prior year bonus in a lump sum on the date on which the annual bonus would have been paid to NEO but for NEO’s termination of employment. In addition, each NEO shall receive a lump sum payment equal to the cost of providing continued life, medical, vision and dental coverage for 36 months following termination less the active employee charge for such coverage in effect on the termination date.
For purposes of the NEO’s ability to resign and receive a payment under the agreement, “good reason” would include the occurrence of any of the following events: (i) a material reduction in the NEO’s base salary or target bonus under the cash incentive plans, if applicable, except for reductions proportionate with similar reductions to all other members of the executive leadership team; (ii) a material adverse change in NEO’s position that results in a demotion in the NEO’s status within Columbia Financial or Columbia Bank; (iii) a change in the primary location at which the NEO is required to perform the duties of his employment with Columbia Financial and Columbia Bank to a location that is more than thirty (30) miles from the location of the Bank’s headquarters as of the date of the agreement; or (iv) a material breach by Columbia Financial or Columbia Bank of any written agreement between the NEO, on the one hand, and any of Columbia Financial and Columbia Bank or any other affiliate of Columbia Financial, on the other hand, unless arising from the NEO’s inability to materially perform his or her duties under the agreement.
Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. The employment agreements with our NEOs provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G. The best net benefits approach reduces a NEO’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the NEO compared to the amount the NEO would receive net of the excise tax if no reduction were made.
Under the employment agreements, if executive NEO’s employment terminates as a result of disability, the employment agreement will terminate and the NEO will receive an amount equal to one time the sum of his or her base salary and target bonus in effect on the termination date less the amount expected to be paid to the NEO under the Columbia Bank long term disability plan, payable as salary continuation in substantially equal installments over a twelve-month period. For these purposes, disability will occur on the date on which the insurer or administrator of the Bank’s long-term disability insurance determines that the NEO is eligible to commence benefits under such insurance. If the NEO dies while employed, (i) the NEO will remain entitled to life insurance benefits pursuant to Columbia Bank’s plans, programs, arrangements and practices in this regard and (ii) Columbia Bank will pay to his or her designated beneficiary an amount equal to one time the sum of the NEO’s base salary and target bonus in effect on the termination date.
Under the 2019 Equity Incentive Plan and the award agreements for the equity awards made to the NEOs, in the event of a change in control (as defined in the plan) and the involuntary separation of the NEO from service with the Company and its affiliates without cause within 12 months of the change in control and prior to the last vesting date for such awards, if such awards are not assumed by the surviving entity in the change in control, all such awards that are unvested at the time of the change in control will become immediately vested upon the effective date of the change in control.
As disclosed under “Nonqualified Deferred Compensation” at page 33 above, under the terms of the ESOP SERP, an NEO will receive an additional cash payment in the event of a change in control equal to the benefit the NEO would have received under the ESOP and the ESOP SERP had the NEO remained employed throughout the term of the ESOP loan, less the benefits actually provided under the ESOP and ESOP SERP on the NEO’s behalf. The supplemental change in control benefits credited to NEO accounts under the ESOP SERP are nonforfeitable and will be distributed upon termination of employment for any reason. Payments under the ESOP SERP are not categorized as parachute payments and, therefore, do not count towards a participating executive’s limitation under Section 280G of the Internal Revenue Code.
Each NEO’s account balance under the SIM will become fully vested upon the NEO’s death. RIM benefits are described in more detail under “Nonqualified Deferred Compensation” at page 33 above.
Messrs. Kemly, Allen and Klimowich are vested in their RIM benefits and they have each elected to receive payment of their accrued benefits under the RIM upon a change in control (as defined in the RIM). RIM benefits are described in more detail under “Pension Benefits” at page 31 above.
Tabular Information Regarding Potential Payments to Executives Upon Termination or a Change in Control
The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2021. Benefits payable under the Retirement Plan, the RIM, the 401(k) Plan and vested balances under non-qualified, deferred compensation plans are not included. For additional information on the benefits payable to our named executive officers upon termination or a change in control, see “— Employment Agreements with Named Executive Officers.”
	Thomas J. Kemly	Dennis E. Gibney	E. Thomas Allen, Jr.	John Klimowich	Allyson Schlesinger	Oliver E. Lewis, Jr.
Death:
Employment Agreements(1)	$1,431,028	$696,280	$824,820	$582,750	$598,500	$551,250
Executive Life Insurance	$1,228,500	$618,000	$708,500	$555,500	$—	$—
Performance Achievement Incentive Plan(2)	$765,160	$334,029	$441,025	$240,408	$294,737	$262,719
Equity Awards(3)	$2,024,163	$740,025	$870,611	$580,421	$478,862	$382,372
Total	$5,448,851	$2,388,334	$2,844,956	$1,959,079	$1,372,099	$1,196,341
Disability:
Employment Agreements(4)	$1,431,028	$696,280	$824,820	$582,750	$598,500	$551,250
Performance Achievement Incentive Plan(2)	$765,160	$334,029	$441,025	$240,408	$294,737	$262,719
Equity Awards(3)	$2,024,163	$740,025	$870,611	$580,421	$478,862	$382,372
Total	$4,220,351	$1,770,334	$2,136,456	$1,403,579	$1,372,099	$1,196,341
Retirement:
Employment Agreements	$—	$—	$—	$—	$—	$—
Performance Achievement Incentive Plan(2)	$765,160	$334,029	$441,025	$240,408	$294,737	$262,719

	Thomas J. Kemly	Dennis E. Gibney	E. Thomas Allen, Jr.	John Klimowich	Allyson Schlesinger	Oliver E. Lewis, Jr.
Equity Awards	$—	$—	$—	$—	$—	$—
Total	$765,160	$334,029	$441,025	$240,408	$294,737	$262,719
Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Prior to Change in Control:
Employment Agreements(5)	$5,136,589	$1,803,764	$2,145,425	$1,483,084	$893,237	$862,694
Equity Awards	$—	$—	$—	$—	$—	$—
Total	$5,136,589	$1,803,764	$2,145,425	$1,483,084	$893,237	$862,694
Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Upon or After Change in Control:
Employment Agreements(6)	$5,214,934	$2,577,220	$3,025,005	$2,143,009	$1,491,737	$1,462,668
Equity Awards(7)(10)	$6,548,714	$2,394,157	$2,816,652	$1,877,773	$1,549,173	$821,773
ESOP SERP(8)	$2,200,806	$874,882	$1,102,784	$633,858	$441,970	$161,351
Potential Forfeiture (Best Net After Tax)(9)	$—	$—	$—	$—	$(175,739)	$(411,897)
Total	$13,964,454	$5,846,259	$6,944,441	$4,654,641	$3,307,141	$2,033,896

(1)
Reflects payment under the applicable employment agreement equal to the sum of (1) the executive’s base salary in effect on December 31, 2021 and (2) target annual bonus in effect on December 31, 2021, plus the amount of the executive’s life insurance death benefit.

(2)
In the event of separation from service with the Company due to death, disability, or retirement, an executive would receive a prorated portion of the PAIP award earned for the year in which such separation occurs based on the period of active employment during such year. The amounts included in the table reflect 100% of the earned PAIP award given for 2021 given the assumption that separation occurs on the last day of the year.

(3)
In the event of separation from service with the Company due to death or disability, an executive would vest in 50% of his or her net outstanding 2021 stock options and time-vested restricted stock, unless the executive is already vested in at least 50% of such awards in which case there is no accelerated vesting, and in 50% of his or her outstanding 2021 performance-based restricted stock (at target). The amount included in the table for the time-based and performance-based restricted stock awards reflects 50% of the total number of outstanding shares multiplied by the closing market price of our common stock on December 31, 2021 of $20.86. The amount included in the table for stock options reflects the difference between the aggregate market value of 50% of the underlying shares as of December 31, 2021, calculated based on the closing market price of our common stock on that day of $20.86 and the aggregate exercise price 50% of all outstanding stock options.

(4)
Reflects payment under the applicable employment agreement equal to the sum of (A) the executive’s base salary in effect on December 31, 2021, and (B) target annual bonus in effect on December 31, 2021. This payment will be reduced by the amount expected to be paid to the executive under the Company’s program of long-term disability insurance over the 12-month period following the executive’s termination.

(5)
Reflects payment under the applicable employment agreement equal to the sum of (1) two times (three times for Mr. Kemly and one times for Ms. Schlesinger and Mr. Lewis) the sum of the executive’s (A) base salary in effect on December 31, 2021, and (B) target annual bonus in effect on December 31, 2021, (2) 18 times (12 times for Ms. Schlesinger and Mr. Lewis) an amount which after taxes (determined using an assumed aggregate 40% tax rate) equals the difference between (A) the Company’s monthly COBRA premium for the type of Company-provided group health plan coverage in effect on December 31, 2021, for the executive, and (B) the active employee charge for such coverage, (3) the unpaid bonus due to the executive for the 2021 fiscal year of the Company.
(6)
Reflects payment under the applicable employment agreement equal to the sum of (1) three times (two times for Ms. Schlesinger and Mr. Lewis) the sum of the Executive’s (A) base salary in effect on December 31, 2021, and (B) target annual bonus in effect on December 31, 2021, (2) 36 times an amount which after taxes (determined using an assumed aggregate 40% tax rate) equals the difference between (A) the Company’s monthly COBRA premium for the type of Company-provided group health plan coverage in effect on December 31, 2021, for the executive, and (B) the active employee charge for such coverage, and (3) the unpaid bonus due to the executive for the 2021 fiscal year of the Company.

(7)
In the event of separation from service with the Company without Cause within 12 months after the effective date of a change in control, an executive would become 100% vested in the executive’s 2021 outstanding stock options, time-based restricted stock and performance-based restricted stock. For the performance based restricted stock, the executive would vest at target. The amount included in the table for the time-based and performance-based restricted stock awards reflects the total number of outstanding shares multiplied by the closing market price of our common stock on December 31, 2021 of $20.86. The amount included in the table for stock options reflects the difference between the aggregate market value of 100% of the underlying shares as of December 31, 2021 calculated based on the closing market price of our common stock on that day of $20.86 and the aggregate exercise price of all outstanding stock options.

(8)
Represents additional benefit due in the event of a change in control and full repayment of all outstanding ESOP loans and is based on the prior year’s ESOP and ESOP SERP allocations as such information for 2021 is not available as of the date of this proxy statement.

(9)
These payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Internal Revenue Code equal or exceed three times the executive’s average taxable compensation received from the Company for the five-year period ending December 31, 2021, and if the executive would receive on an after-tax basis by reducing the payments that he or she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Internal Revenue Code. The potential reduction could be less or greater depending on the actual circumstances at the time of a real transaction.

(10)
Assumes that the surviving entity in such change in control does not assume or replace the equity awards in connection with the change in control.

DIRECTOR COMPENSATION

Elements of Director Compensation
Director Fees.   During 2021, the non-employee directors of Columbia Bank received compensation for service and attendance as follows:
•
The Chairman of the Board of Directors received an annual retainer of $134,500;

•
The Chairman of the Audit Committee received an annual retainer of $7,500;

•
The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $7,500;

•
Directors (other than the Chairman of the Board) received an annual retainer of $67,800;

•
Members of the Nominating/Corporate Governance Committee received an annual retainer of $5,000;

•
The Chairman of the Board received an additional fee of $1,500 for each Board meeting attended; and

•
Directors (other than the Chairman of the Board) received an additional fee of $1,300 for each Board meeting attended.

Board members do not receive any additional compensation as a result of their service as directors of Columbia Bank MHC and, with exception of special meetings of Columbia Financial only, do not receive any additional compensation as a result of their services as directors of Columbia Financial.
Long-Term Equity Program.   The 2019 Equity Incentive Plan was adopted by the Company and approved by our shareholders to enhance the alignment between the financial interests of our employees and non-employee directors and those of our shareholders. No equity awards were made to the Company’s non-employee directors in 2021.
2021 Director Compensation
The following table sets forth the compensation received by individuals who served as our non-employee directors during the year ended December 31, 2021.
Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Frank Czerwinski	113,000	—	—	—	1,778	114,778
Noel R. Holland	165,735	—	—	24,765	3,830	194,330
James M. Kuiken	105,500	—	—	—	—	105,500
Michael Massood, Jr.	113,000	—	—	—	14,043	127,043
Elizabeth E. Randall	55,250	—	—	55,250	1,243	111,743
Lucy Sorrentini	55,042	—	—	55,042	30,012	140,096
Daria Stacy-Walls Torres(5)	6,950	—	—	42,550	—	49,500
Robert Van Dyk	109,200	—	—	—	—	109,200
Paul Van Ostenbridge	109,200	—	—	—	142	109,342

(1)
As of December 31, 2021, each director other than Ms. Sorrentini, Mr. Kuiken and Mr. Van Ostenbridge, held 20,423 shares of unvested restricted stock. As of December 31, 2021, each of Ms. Sorrentini, Mr. Kuiken and Mr. Van Ostenbridge held 2,211 shares of unvested restricted stock.

(2)
As of December 31, 2021, each director other than Ms. Sorrentini, Mr. Kuiken, Ms. Torres and Mr. Van Ostenbridge, held 49,977 shares of unvested stock options. As of December 31, 2021, neither Ms. Sorrentini, Mr. Kuiken, Ms. Torres and Mr. Van Ostenbridge had any options outstanding.

(3)
Represents director fees deferred under the Stock-Based Deferral Plan.

(4)
Includes imputed income for bank owned life insurance for Mr. Czerwinski, Mr. Holland, Mr. Massood, Ms. Randall and Mr. Van Ostenbridge and premiums for health insurance paid by Columbia Bank on behalf of Mr. Massood, Mr. Holland and Ms. Sorrentini.

(5)
Ms. Torres was appointed to the Board of Directors effective July 26, 2021.

STOCK OWNERSHIP

Stock Ownership Tables
The following table provides information as of the Record Date about the persons and entities known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investment power.
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Columbia Bank MHC 19-01 Route 208 North Fair Lawn, New Jersey 07410	69,930,210	65.5%

(1)
Based on 106,811,453 shares of Company common stock outstanding and entitled to vote as of the Record Date.

The following table provides information as of the Record Date about the shares of Columbia Financial common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers of the Company and by all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and sole investment power with respect to the number of shares shown. As of the Record Date, none of our directors or executive officers beneficially owned more than 1% of the Company’s outstanding shares of common stock and the number of shares beneficially owned by all directors and executive officers as a group totaled 2.7% of our outstanding shares.
Name	Number of Shares Owned(1)	Number of Shares That May Be Acquired Within 60 Days By Exercising Options
Directors:
Noel R. Holland	92,800	33,317
Frank Czerwinski(2)	89,038	33,317
Thomas J. Kemly(3)	469,972	262,588
James M. Kuiken	4,816	—
Michael Massood, Jr.	87,998	33,317
Elizabeth E. Randall	88,582	33,317
Lucy Sorrentini	6,861	—
Robert Van Dyk(4)	131,038	33,317
Paul Van Ostenbridge	9,141	—
Daria Stacy-Walls Torres	2,631	—
Executive Officers Who Are Not Directors:
E. Thomas Allen, Jr.	185,930	112,941
Damodaram Bashyam	41,219	36,601
Dennis E. Gibney(5)	188,762	96,000
W Justin Jennings	—	—
Geri M. Kelly	130,403	60,235
John Klimowich	110,750	75,294
Mark S. Krukar	112,640	56,470
Oliver E. Lewis, Jr.	33,316	7,058
Brian W. Murphy(6)	67,686	31,058
Allyson Schlesinger	83,826	62,117
All Directors, Director Nominees and Executive Officers as a Group (20 persons)	1,937,409	966,947

(1)
This column includes shares of Company common stock beneficially owned as follows:

	Columbia Bank Employee Stock Ownership Plan (ESOP)	Columbia Bank Supplemental Executive Retirement Plan (SERP)	Columbia Bank Savings and Investment Plan (401(k) Plan)	Columbia Bank Savings Income Maintenance Plan	Columbia Bank Stock Based Deferral Plan	Columbia Financial, Inc. 2019 Equity Incentive Plan(1)
Noel R. Holland	—	—	—	—	8,762	20,423
Frank Czerwinski(2)	—	—	—	—	—	20,423
Thomas J. Kemly(3)	3,354	16,595	40,926	41,572	47,068	214,616
James M. Kuiken	—	—	—	—	—	2,211
Michael Massood, Jr.	—	—	—	—	—	20,423
Elizabeth E. Randall	—	—	—	—	3,258	20,423
Lucy Sorrentini	—	—	—	—	3,245	2,211
Daria Stacy-Walls Torres	—	—	—	—	2,631	—
Robert Van Dyk(4)	—	—	—	—	—	20,423
Paul Van Ostenbridge	—	—	—	—	—	2,211
E. Thomas Allen, Jr.	3,354	7,306	31,000	1,352	5,584	92,308
Damodaram Bashyam	1,120	503	—	—	—	29,647
Dennis E. Gibney(5)	3,354	5,378	—	—	1,953	78,462
Geri M. Kelly	3,354	2,760	25,050	1,003	8,719	49,231
John Klimowich	3,354	3,339	17,143	2,836	2,831	61,539
Mark S. Krukar	3,354	2,962	25,364	4,761	8,507	46,154
Oliver E. Lewis, Jr.	2,256	—	—	—	872	29,234
Brian W. Murphy(6)	3,354	1,184	30,000	246	2,180	25,385
Allyson Schlesinger	2,418	2,282	—	1,717	6,641	50,770

(1)
Represents shares of unvested restricted stock granted under the Company’s 2019 Equity Incentive Plan.

(2)
Includes 35,000 shares held in a revocable trust.

(3)
Includes 5,933 shares held by Mr. Kemly’s spouse and 7,755 shares held by one of Mr. Kemly’s children.

(4)
Includes 6,000 shares held by Mr. Van Dyk’s spouse and 1,000 shares held in a trust for which Mr. Van Dyk’s spouse serves as trustee.

(5)
Includes 10,000 shares held by Mr. Gibney’s spouse.

(6)
Mr. Murphy will be retiring from the Company in 2022. Includes 100 shares held by Mr. Murphy’s daughter.

Stock Ownership Guidelines
Our Board of Directors has adopted a Share Ownership and Retention Policy, which sets forth stock ownership guidelines that are robust and reflect current corporate governance trends. We require our executive officers and non-employee directors to own or acquire shares of Company stock having a fair market value equal to the following amounts:
Title	Amount
President and Chief Executive Officer	5x base salary
Senior Executive Vice Presidents	3x base salary
Executive Vice Presidents	3x base salary
Non-Employee Directors	3x annual fees and retainers for service on the Board of Directors
Each of these individuals must fulfill their ownership requirement within five years of becoming subject to the Share Ownership and Retention Policy, and individuals are further required to fulfill 25% and 50% of their ownership requirement within two and three years, respectively, of becoming subject to the Share Ownership and Retention Policy. In the event of a participant receiving a raise in his or her base salary or annual retainer, leading to an increase in the ownership requirement, the participant will be provided additional one year from the time of the increase to achieve the required incremental increase in his or her ownership of shares. For purposes of determining ownership, the following shall be taken into account in computing ownership: (i) shares owned directly by the individual or his or her immediate family members residing in the same household, or shares held through a trust for the benefit of the individual or the individual’s dependent family members residing in the same household; (ii) shares owned through a qualified employee benefit plan, including the 401(k) Plan, or through the ESOP; (iii) share equivalents held in a non-qualified, deferred compensation arrangements; and (iv) 100% of restricted stock, or restricted stock units, the vesting of which is contingent on time or performance.
OTHER INFORMATION

Shareholder Proposals and Nominations
The deadline for receiving proposals that shareholders seek to include in the proxy statement for the Company’s next annual meeting of shareholders was no later than December 11, 2021. If the Company’s 2022 annual meeting is held on a date more than 30 calendar days from May 20, 2022, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
The Company’s Bylaws provide that a person may not be nominated for election as a director of the Company unless that person is nominated by or at the direction of the Company’s Board of Directors or by a shareholder who has given appropriate notice to the Company before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given the Company appropriate notice of their intention to bring that business before the meeting. The Company’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to the Company concerning the nature of the new business, the shareholder, the shareholder’s ownership in the Company and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder. A copy of the Company’s Bylaws may be obtained from the Company.
Shareholder Communications
The Company encourages shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Mayra L. Rinaldi, Corporate Secretary, Columbia Financial, Inc. 19-01 Route 208 North, Fair Lawn, New Jersey 07410. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating/Corporate Governance Committee.
Costs of Proxy Solicitation
The Company will pay the cost of this proxy solicitation. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.
In addition to the solicitation of proxies by mail, Alliance Advisors, LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Special Meeting. The Company will pay Alliance Advisors, LLC a fee of  $7,500, plus reasonable out of pocket expenses for these services. Directors, officers and employees of the Company may also solicit proxies personally or by telephone, but none of these persons will receive additional compensation for these activities.

Exhibit A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE VERIFIED STOCKHOLDER DERIVATIVE AND CLASS ACTION COMPLAINT On behalf of Nominal Defendant Columbia Financial, Inc. (“Columbia Financial” or the “Company”), Plaintiff Fredric D. Pascal (“Plaintiff”) asserts claims for breach of fiduciary duty and unjust enrichment against members of the FREDRIC D. PASCAL, derivatively on behalf of COLUMBIA FINANCIAL, INC., and individually on behalf of himself and all other similarly situated stockholders of COLUMBIA FINANCIAL, INC., Plaintiff, vs. FRANK CZERWINSKI, RAYMOND G. HALLOCK, NOEL R. HOLLAND, THOMAS J. KEMLY HENRY KUIKEN, , MICHAEL MASSOOD JR., ELIZABETH E. RANDALL, AND ROBERT VAN DYK, Defendants, -and- COLUMBIA FINANCIAL, INC., a Delaware Corporation, Nominal Defendant. ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) C.A. No. _________________ PUBLIC VERSION May 20, 2020 EFiled: May 20 2020 03:29PM EDT Transaction ID 65648590 Case No. 2020-0320-SG

2 Company’s board of directors (the “Board”).1 On behalf of himself and all other similarly situated stockholders of Columbia Financial, Plaintiff also asserts a claim against members of the Board for breaching their fiduciary duty of candor. NATURE AND SUMMARY OF THE ACTION 1. This is a stockholder derivative and class action brought to hold Columbia Financial’s directors accountable for abusing their positions and breaching their fiduciary duties by (i) awarding themselves over $13,000,000 of stock, and (ii) misleading stockholders when seeking their approval of the Company’s new 2019 Equity Incentive Plan (the “Incentive Plan”) that the directors specifically designed and intended to use for their own self-dealing purposes. 2. During most of 2019, Columbia Financial’s Board comprised eight directors (collectively, the “Directors”): (a) non-employee directors Frank Czerwinski (“Czerwinski”), Raymond G. Hallock (“Hallock”), Noel R. Holland (“Holland”), Henry Kuiken (“Kuiken”), Michael Massood Jr. (“Massood”), 1 Plaintiff’s allegations are made upon personal knowledge as to himself and his own acts, and upon information and belief as to all other matters, based upon the investigation conducted by and through his attorneys, which included a review of documents Plaintiff obtained from the Company in connection with a March 19, 2020 books and records demand under 8 Del. C. § 220, documents filed with the U.S. Securities and Exchange Commission (the “SEC”), various media and analyst reports. The documents were produced subject to a non-disclosure agreement, which required Plaintiff to maintain the confidentiality of the documents. As such, the Verified Complaint has been filed under seal.

3 Elizabeth E. Randall (“Randall”), Robert Van Dyk (“Dyk”), and (b) Thomas J. Kemly (“Kemly”), Chief Executive Officer and President.2 3. On April 19, 2018, Columbia Financial completed its partial conversion from a mutual bank holding company to a stock company and became a publicly- traded entity. A market practice has developed in which the directors of banks that have completed a so-called mutual-to-stock conversion issue special equity awards to themselves. In order to avoid certain federal regulations that would otherwise apply to equity awards issued within a year of the bank’s conversion, these awards usually are made a little more than a year after the conversion has been completed. Typically, the awards are modestly sized. For example, in a sample of 72 companies that completed mutual-to-stock conversions over a ten-year period, the median and average awards were $87,884 and $210,343, respectively, for non-employee directors, and $512,320 and $1,213,189, respectively, for the bank’s chief executive officer (“CEO”). Of the eight companies that, like Columbia Financial, completed partial conversions between 2015 and 2018, the average award was $170,481 for non-employee directors and $1,154,164 for the CEO. 2 Jack R. Salvetti (“Salvetti”) resigned from the Board in January 2019 (before the challenged awards were granted), and Paul Van Ostenbridge (“Ostenbridge”) joined the Board on November 26, 2019 (after the challenged awards were granted).

4. In a gross and calculated overreach, the Directors awarded themselves special equity awards following the Company's partial conversion in amounts that are patently excessive and unjustified. Specifically, on July 23, 2019, the Directors granted themselves in excess of $13 million of awards under the Incentive Plan – $884,993 for each of the seven non-employee directors and $6.97 million for Kemly (the "Conversion Grants"), as displayed in the following chart:

Name	Restricted Stock	Stock Options	Total
Czerwinski	$530,993	$354,000	$884,993
Hallock	$530,993	$354,000	$884,993
Holland	$530,993	$354,000	$884,993
Kemly	$4,184,996	$2,790,002	$6,974,998
Kuiken	$530,993	$354,000	$884,993
Massood	$530,993	$354,000	$884,993
Randall	$530,993	$354,000	$884,993
Van Dyk	$530,993	$354,000	$884,993
Total			**$13,169,949**

5. As described in detail below, the Conversion Grants were (a) the culmination of a "10-step" internal process that was substantially complete, but not disclosed, when the Directors sought approval of the Incentive Plan; (b) based on an Incentive Plan that was, unbeknownst to stockholders who were never told, specifically designed to be large enough to accommodate the grants; (c) based on a cherry-picked set of purported "peer companies" that had been deliberately designed to favor outlier companies that had made the largest conversion grants; and (d) the

4

5 byproduct of professional advice from a compensation consultant who expressly disclaimed the peer selection process that the Directors used. PARTIES 6. Plaintiff Fredric D. Pascal owns 500 shares of Columbia Financial common stock, which he purchased in the Company’s April 2018 Minority Stock Offering (defined below) and has held continuously since. 7. Nominal Defendant Columbia Financial is a Delaware corporation with its principal place of business in Fair Lawn, New Jersey. 8. Defendant Czerwinski has served on the Board since 1994. 9. Defendant Hallock has served on the Board since 1999. He previously served as Columbia Bank’s President and Chief Executive Officer from January 2002 until his retirement in December 2011. Hallock will retire from the Board following the 2020 Annual Meeting of Stockholders on May 22, 2020 (the “2020 Annual Meeting”), but he will continue to serve as an advisory director following retirement. 10. Defendant Holland has served on the Board since 2005. 11. Defendant Kemly has served as Company’s President and Chief Executive Officer since 2011 and as a Board member since 2006.

6 12. Defendant Kuiken has served on the Board since 1987. Kuiken will retire from the Board following the 2020 Annual Meeting, but he will continue to serve as an advisory director following retirement. 13. Defendant Massood has served on the Board since 2003. 14. Defendant Randall has served on the Board since 2003. 15. Defendant Van Dyk has served on the Board since 1994. FURTHER SUBSTANTIVE ALLEGATIONS Columbia Financial’s MHC Conversion 16. Founded in 1927 and headquartered in Fair Lawn, New Jersey, Columbia Bank is a federally chartered savings bank which operates 64 full-service banking offices in New Jersey. 17. In 1997, Columbia Bank reorganized into a mutual holding company structure. This reorganization led to the formation of Columbia Financial, MHC (the “MHC”) and Columbia Financial (i.e., the Company). Columbia Financial became the holding company of Columbia Bank, and the MHC became the federally chartered mutual holding company of Columbia Financial with ownership of all of Columbia Financial’s common stock. 18. Many mutual banks eventually convert into a stock form of ownership. In a “standard conversion,” the bank fully converts into a stock company that becomes wholly-owned by public stockholders. In an “MHC conversion,” a bank

7 partially converts to stock form by offering its depositors a minority percentage of the total shares outstanding, with the mutual holding company maintaining majority ownership. After an MHC conversion, the bank can complete its transformation to a fully public stock form of ownership via a “second-step conversion.” 19. On April 19, 2018, the Company completed its MHC or partial conversion (the “Conversion”) by conducting a minority stock offering through which it issued 49,832,345 shares of common stock to the Columbia Bank Employee Stock Ownership Plan (“ESOP”) and to depositors of the Bank who subscribed to the offering (the “Minority Stock Offering”). A total of 3,476,675 shares were issued to the Columbia Bank Foundation, Columbia Bank’s charitable foundation, and the MHC retained ownership of the remaining 62,580,155 shares. On April 20, 2018, following completion of the Conversion, Columbia Financial’s common stock began trading on the Nasdaq Global Select Market under the ticker symbol “CLBK.” Defendants’ 2018 and 2019 Cash Compensation 20. The Board fixes the annual compensation of the Company’s non- employee directors based on recommendations from the Compensation Committee. As stated in its Charter, the Compensation Committee “shall review annually and make recommendations to the Board of Directors regarding non-employee Director compensation.” The Compensation Committee is responsible for determining the compensation of the Company’s named executive officers, including the CEO.

8 21. During the 2018 and 2019 fiscal years, the Compensation Committee members were Holland (the Chair), Czerwinski, Kuiken, and Van Dyk. 22. In the Company’s 2018 fiscal year, the non-employee directors received (i) a cash retainer of $67,800 (except the Chairman of the Board, who received a $134,500 cash retainer); (ii) a $1,300 fee for each Board meeting attended (with the Chairman of the Board receiving $1,500 for each meeting attended); and (iii) payments to cover health insurance and life insurance premiums. Finally, the Company paid a $7,500 cash retainer to the Chairman of the Audit Committee and a $5,000 cash retainer to each member of the Nominating/Corporate Governance Committee. 23. On April 22, 2019, the Company filed a Schedule 14A Definitive Proxy Statement with the SEC (the “2019 Proxy”) in connection with its 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). As disclosed in the 2019 Proxy and as set forth in the following chart, pursuant to the non-employee director compensation program, during the 2018 fiscal year Columbia Financial’s non- employee directors paid themselves total compensation worth $122,160 on average per director:

9 Director Total Czerwinski $111,859 Hallock $106,926 Holland $191,866 Kuiken $108,855 Massood $133,771 Randall $106,006 Salvetti $97,700 Van Dyk $120,293 Average $122,160 24. As also disclosed in the 2019 Proxy, for the 2018 fiscal year, Kemly’s compensation package comprised (i) a base salary of $745,000, (ii) the opportunity to receive a cash bonus under two separate executive bonus programs, the Performance Annual Incentive Plan (the “PAIP”) and the Long-Term Cash Incentive Plan (the “LTIP”), and (iii) perquisites valued at $41,632. 25. Under the PAIP, executives have the opportunity to be paid an annual cash bonus that is set at a percentage of the executive’s base salary and is based on the achievement of annual performance goals. Under the LTIP, executives have the opportunity to receive a cash bonus based on the achievement of performance goals over a three-year period. During 2018, Kemly received $530,184 under the PAIP and $364,721 under the LTIP. Accordingly, for the 2018 fiscal year, Kemly received a total compensation package valued at $1,681,487.

10 26. According to the 2019 Proxy, in 2018, the Compensation Committee retained the services of GK Partners, Inc. (“GK”), a compensation consulting firm run by Greg Keshishian (“Keshishian”). GK was retained to, among other things, “perform a competitive assessment of the Company’s executive and director compensation programs.” In July 2018, GK presented its report, titled “Senior Management and Non-Employee Directors 2018 Compensation Review” to the Compensation Committee (the “2018 Compensation Report”). 27. In its review, GK analyzed the non-employee director and executive compensation packages of 19 peer banks that were selected based on asset size, profitability, rates of return, market capitalization, location and lines of business (the “2018 Peers”). According to the 2018 Compensation Report, the 2018 Peers paid their non-employee directors an average compensation package of $118,615. The median was $106,053, and the amounts ranged from $94,222 at the 25th percentile to $131,547 at the 75th percentile. Only one of the 19 companies topped $200,000, with Flushing Financial Corp. (“Flushing Financial”) paying its non-employee directors an average of $227,040. At $122,160, Columbia Financial’s non-employee director compensation package was slightly above the average and the median. 28. According to the 2018 Compensation Report, the average compensation paid to CEOs in the 2018 Peer group was $2.27 million and the

11 median was $1.66 million. Thus, with total compensation of $1.68 million, Kemly was a tick above the median. 29. As disclosed in Columbia Financial’s Schedule 14A Definitive Proxy Statement filed with the SEC on April 10, 2020 (the “2020 Proxy”), the Board used the 2018 Compensation Report “for purposes of determining 2019 compensation” for both the Company’s non-employee directors and executive officers. In so doing, the Board determined not to make any changes to the non-employee director compensation program for 2019. As disclosed in the 2020 Proxy, the non-employee director compensation program for 2019 was kept exactly the same, resulting in the following payments to the Company’s non-employee directors (not including the Conversion Grants): Director3 Total Czerwinski $126,252 Hallock $130,868 Holland $208,462 Kuiken $123,293 Massood $140,338 Randall $112,573 Van Dyk $133,293 Average $139,297 3 Salvitti, who resigned in January 2019, and Ostenbridge, who joined the Board on November 26, 2019, are excluded.

12 30. With respect to the CEO, the Compensation Committee increased Kemly’s salary from $745,000 to $775,000. Thus, for 2019, Kemly received a $775,000 base salary, cash payments of $486,996 under the PAIP (based on a maximum opportunity to receive as much as $629,688) and $362,739 under the LTIP, and perquisites valued at $181,941. In total, Kemly received $1,806,676 in compensation (not counting the Conversion Grant). 31. GK conducted another review of the Company’s non-employee director and executive compensation program in June 2019. This time, GK used an updated set of 20 peer banks (the “2019 Peers”) and prepared a report titled “Senior Management and Non-Employee Directors 2019 Compensation Review” (the “2019 Compensation Report”). The 2019 Compensation Report showed that the 2019 Peers paid their non-employee directors $122,761 on average. The median was $105,784, and the amounts ranged from $96,142 at the 25th percentile to $117,045 at the 75 th percentile. Only two companies, Flushing Financial (at $225,065) and Eagle Bancorp Inc. (at $319,792) topped $200,000. At an average of $139,297, Columbia Financial’s non-employee directors found themselves slightly above the 75th percentile. 32. The 2019 Compensation Report showed that the companies in the 2019 Peer group paid their CEOs an average bonus of just over $2 million and a median

13 award of $1.97 million. Counting the portion of the PAIP that Kemly failed to earn, he was right at the median. The Board Creates the Incentive Plan and Approves the Conversion Grants 33. As noted above, a practice has developed in which the insiders of banks that undergo mutual-to-stock conversions issue special equity awards to themselves following the conversion. These awards typically are issued a little more than a year after the conversion so as to avoid the regulations imposed by the Board of Governors of the Federal Reserve System (the “FRB”) regarding stock-based incentive compensation plans adopted within the first year following a conversion. 34. In the prospectus filed in connection with the Minority Stock Offering, the Company indicated that it intended to adopt an equity incentive plan following the Conversion, but did not indicate or provide any information about the large Conversion Grants the Directors had planned. 35. In Proposal 2 of the 2019 Proxy (“Proposal 2”), the Board sought stockholder approval of the Incentive Plan, which included a reserve of 7,949,996 shares of Columbia Financial common stock for equity awards to the Company’s 651 employees, officers, and non-employee directors. 36. On June 6, 2019, the Company’s stockholders approved the Incentive Plan (albeit, as described below, based on the Directors’ false and misleading disclosures).

14 37. On July 23, 2019, the Directors approved their Conversion Grants. Specifically, each non-employee director received an award of 34,038 shares of time-based restricted stock (valued at $530,993 using the $15.60 per share closing price of the Company’s common stock on the date of grant) and 83,294 stock options (valued by the Company at $354,000 using the Black-Scholes option pricing model). The restricted stock awards and options vest ratably over a five-year period. The awards continue to vest following a director’s retirement from the Board, so long as he or she continues to serve as an advisory director. 38. Kemly, the lone executive on the Board, received a Conversion Grant comprised of 134,134 shares of time-based restricted stock (valued at $2,092,490 using the $15.60 per share closing price), an award of performance-based restricted stock pursuant to which Kemly could receive up to 134,135 shares of common stock based on the achievement of performance goals over a three-year period (valued by the Company at $2,092,506), and 656,471 stock options (valued by the Company at $2,790,002 using the Black-Scholes option pricing model). Kemly’s time-based restricted stock awards and options vest ratably over a five-year period. 39. In total, the Directors granted themselves over $13 million of equity awards, a grand total of 1,746,064 shares, roughly 22% of the total shares reserved under the Incentive Plan. As shown in the following chart, each non-employee director received $884,993 worth of awards, while Kemly received $6,974,998:

15 Name Restricted Stock Stock Options Total Czerwinski $530,993 $354,000 $884,993 Hallock $530,993 $354,000 $884,993 Holland $530,993 $354,000 $884,993 Kemly $4,184,996 $2,790,002 $6,974,998 Kuiken $530,993 $354,000 $884,993 Massood $530,993 $354,000 $884,993 Randall $530,993 $354,000 $884,993 Van Dyk $530,993 $354,000 $884,993 Total $13,169,949 40. On April 10, 2020, the Company filed its 2020 Proxy in connection with its 2020 Annual Meeting. According to the 2020 Proxy, mutual holding companies that undertake conversions typically issue “larger” equity awards to executives and directors than the typical annual equity awards at other public financial institutions. As further described in the 2020 Proxy, the Compensation Committee, with the help of its special consultant, McLagan, developed a special “peer group” of 15 converted banks that the Directors used to determine the Conversion Grants (the “Conversion Peer Group”). 41. The Conversion Peer Group comprised the following companies, displayed below along with the type of conversion undertaken and the date the conversion was completed:

16 Name Type Date Beneficial Bancorp, Inc. ("Beneficial") Second-Step 1/13/2015 Blue Hills Bancorp, Inc. ("Blue Hills") Standard 7/22/2014 Clifton Bancorp, Inc. ("Clifton") Second-Step 4/2/2014 Entegra Financial Corp. ("Entegra") Standard 10/1/2014 First Connecticut Bancorp, Inc. ("First Cnct") Standard 6/30/2011 First Northwest Bancorp ("First Northwest") Standard 1/30/2015 Franklin Financial Corporation ("Franklin") Standard 4/28/2011 HarborOne Bancorp, Inc. ("HarborOne") MHC 6/30/2016 Home Trust Bancshares, Inc. ("Home Trust") Standard 7/11/2012 Investors Bancorp, Inc. ("Investors Bancorp") Second-Step 5/8/2014 Kearny Financial Corp. ("Kearny") Second-Step 5/9/2015 Meridian Bancorp, Inc. ("Meridian") Second-Step 7/29/2014 Northfield Bancorp, Inc. ("Northfield") Second-Step 1/25/2013 Oritani Financial Corp. ("Oritani") Second-Step 6/24/2010 Provident Bancorp, Inc. ("Provident") MHC 7/16/2015 42. The following two charts show the grant date fair value of the awards received by the non-employee directors and CEOs at the companies in the Conversion Peer Group shortly following their respective conversions:

Name	NEDs[4]
Investors Bancorp	$2,159,400
Oritani	$1,746,106
Beneficial	$929,253
Kearny	$928,184
First Cnct	$760,332
Northfield	$687,150
HarborOne	$530,752
Blue Hills	$513,347
Clifton	$488,991
Home Trust	$381,089
Franklin	$340,420
Meridian	$285,900
First Northwest	$215,900
Provident	$145,995
Entegra	$135,779

Name	CEO
Investors Bancorp	$16,699,999
Oritani	$7,435,698
Beneficial	$6,787,740
Kearny	$5,439,680
HarborOne	$4,419,639
Blue Hills	$3,943,200
Northfield	$3,599,150
Meridian	$3,573,750
First Cnct	$3,234,691
Clifton	$2,389,338
Home Trust	$2,151,243
Franklin	$1,702,100
Provident	$1,362,476
First Northwest	$952,500
Entegra	$786,720

43. With respect to directors, the Conversion Peer Group ranges from Entegra, whose non-employee directors received an average award of $135,779, to Investors Bancorp, whose non-employee directors received an average award of $2,159,400. The median company, Blue Hills, awarded its non-employee directors $513,347. With respect to CEOs, the dataset ranges from the $786,720 received by the CEO of Entegra to the $16,699,999 received by the CEO of Investors Bancorp, with the median award represented by Meridian, whose CEO received $3,573,750.

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[4] Chart shows the average award per director.

17

18 44. Despite the fact that the Directors carefully chose these “peers,” the $884,993 equity award received by Columbia Financial’s non-employee directors was 72.4% more than the median, while Kemly’s $6,974,998 award was 95.17% more than the median. The Conversion Grants appear strangely outsized, then, based on the median of the Directors’ preferred peer group. However, because the Company’s non-employee directors rank 5th, and Kemly 4th, among the Conversion Peer Group, the Directors sought to create the appearance that their Conversion Grants were within at least some range of reasonableness merely based on the fact that awards at a handful of other banks were even larger. As explained below, this tactic falls apart when it becomes apparent that the Conversion Peer Group is comprised largely of outliers. The Directors Cherry-Picked the Conversion Peer Group 45. As an initial matter, despite the representation in the 2020 Proxy that converted mutual holding companies grant “larger” equity awards than the typical public bank, the reality is that, for the vast majority of converted banks, these special grants are not that large after all. For example, in Laidlaw v. Beneficial Bancorp, Inc., (Cir. Ct. Balt.e City, Md. 2018) (the “Beneficial Action”), a stockholder derivative action challenging the conversion awards granted by Beneficial (one of the companies in the Conversion Peer Group), the Amended Complaint included a list of 72 companies that had recently undergone a mutual-to-stock conversion.

19 Among these 72 companies, the median award for non-employee directors was just $87,884 and the average award was $210,343. Forty of these 72 companies (55.55%) awarded their non-employee directors an average grant of less than $100,000, and an additional 19 (26.39%) awarded between $100,000 and $300,000 per director. Only nine of the 72 companies (including Clifton, Blue Hills, Northfield, First Cnct, Oritani, and Investors Bancorp, all selected by the Directors to join their Conversion Peer Group) awarded over $488,000, with just two (Oritani and Investors Bancorp) over $850,000. (Kearny and HarborOne, which had not yet made awards, would soon join the top of this list, and were also included in the Conversion Peer Group.) 46. Similarly, with respect to CEO awards, the median was just $512,320 and the average was $1,213,189. Exactly half (36) of the 72 companies awarded less than $500,000 to the CEO, 15 awarded between $500,001 and $1,000,000, and another ten awarded between $1,000,001 and $2,000,000. Only 11 companies awarded their CEO more than $2 million (including HomeTrust, Clifton, First Cnct, Meridian, Northfield, Blue Hills, Oritani, and Investors Bancorp, all Conversion Peer Group companies), with just two (Oritani and Investors Bancorp) over $5 million. 47. As another comparator, McLagan advised the Compensation Committee to favor companies that had, like Columbia Financial, undergone an MHC, i.e., a partial conversion, and to favor more recent conversions over older ones. The following two charts show the grant date fair value of the post-conversion awards to non-employee directors and CEOs at *all nine* companies that underwent an MHC conversion between January 1, 2015 and late 2018[5]:

Name[6]	**NEDs**[7]
Columbia Financial	**$884,993**
HarborOne	$530,752
PDL	$411,038
Provident	$145,995
Community	$130,473
FFBW	$82,255
Cincinnati Bancorp	$29,518
SSB	$23,738
Seneca	$10,080

Name	**CEO**
Columbia Financial	**$6,974,998**
HarborOne	$4,419,639
PDL	$2,055,363
Provident	$1,362,476
FFBW	$617,403
Community	$544,580
Cincinnati Bancorp	$111,636
SSB	$109,611
Seneca	$12,600

48. Looking at this more representative sample, the extent to which Columbia Financial's Directors chose to enrich themselves becomes much more apparent: the average award issued to non-employee directors at these other companies was $170,481 and for the CEOs the average award was $1,154,164.

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[5] *See* https://www.spglobal.com/marketintelligence/en/news-insights/latest-news-headlines/46746373.

[6] The names of the following banks are abbreviated in the chart: SSB Bancorp, Inc. ("SSB"), Seneca Financial Corp. ("Seneca"), FFBW, Inc. ("FFBW"), PDL Community Bancorp ("PDL"), and Community First Bancshares, Inc. ("Community").

[7] Chart shows the average award per director.

20

21 49. Thus, the Conversion Peer Group was not the representative sample of the “larger” equity awards granted by all converted banks that it purported to be. Instead, the Conversion Peer Group was a carefully-constructed assembly of the Directors’ now fellow outliers who collectively represent a fringe slice of a market practice that otherwise predominantly involves modestly sized post-conversion equity awards. 50. As described further below, having been advised at the outset to select a peer group “carefully,” the Compensation Committee (with the Board’s approval) focused on the largest conversion awards issued at other banks, casting off other more representative companies whose directors had awarded themselves comparatively much less. 51. In other words, the Directors chose to pay themselves unfair awards that they knew were well above prevailing market practice, and to place themselves in the notorious company of other directors who likewise took advantage of their stockholders. As discussed below, the Directors were always intent on giving themselves outsized awards and they never changed course after embarking on a “10-step” process that began in October 2018. 52. On October 23, 2018, the Compensation Committee held a meeting, which Kemly joined (the “October Meeting”). Chris Gattuso of Kilpatrick Townsend (“KT”), the Company’s legal counsel, and Keshishian of GK Partners

22 were also present. At this meeting, Gattuso made a presentation to the Compensation Committee which focused on the “Next Steps” necessary to accomplish the Conversion Grants (the “KT October 2018 Presentation”). The “Next Steps” comprised ten “Action Items,” which were carefully planned out with specific timelines. 53. First, the Board would hold an “education session” in November 2018. Second, in the first quarter of 2019, the Compensation Committee would meet and, with the help of a compensation consultant, authorize the preparation of terms and conditions for a new equity incentive plan (i.e., the Incentive Plan). In steps three through five outside counsel would prepare the initial term sheet for the Incentive Plan’s terms and conditions, followed by the Compensation Committee and the Board, respectively, approving those terms and conditions (scheduled for late March/early April). In step six, the Incentive Plan would be presented to the Company’s stockholders at the 2019 Annual Meeting, and following approval, an S- 8 would be filed with the SEC registering the shares reserved under the Incentive Plan (step seven). In step eight, the Compensation Committee would “meet to determine specific awards under Plan in consultation with its compensation consultant (this may involve one or more meetings of the Committee).” In step nine, the Compensation Committee would “make[] recommendations to the full Board as to equity awards for named executives and non-employee directors.” And finally,

23 in step ten, the Board would “review[] Committee recommendations and following approval of the Board of such recommendations, awards are made to executives and non-employee directors.” 54. In November 2018, the Board held an “education session” in which a representative of KT made a presentation (the “KT November 2018 Presentation”), which included the 10 “Next Steps” that needed to be accomplished. The Board was specifically cautioned at this time that “following several court decisions, there is now a more onerous rule applied to board decisions on compensation matters,” namely, the “entire fairness” standard, and that there would be “difficulty” in getting a case dismissed under this standard. Accordingly, the Board would need to, among other things, pay “careful consideration of the peer group selected” before granting equity awards. 55. On December 17, 2018, the Compensation Committee convened its next meeting, which Kemly, Gattuso, and Keshishian joined (the “December Meeting”). At this time, the Compensation Committee interviewed McLagan to serve as the Compensation Committee’s special consultant for the Conversion Grant process. As described in the minutes of the December Meeting, Bryan Lemke (“Lemke”) of McLagan “introduce[d] his proposal to serve as a special committee in connection with the” Conversion Grant. If engaged, Lemke explained how McLagan “could assist in designing the [P]lan, and developing potential strategies

24 for distributing equity awards to executives, directors, and other key officers.” As part of the engagement, McLagan would assist the Compensation Committee in developing a “peer group” of other recently converted organizations that had made post-conversion equity grants. 56. At the December Meeting, Lemke distributed a presentation titled “Conversion Peer Group,” dated December 14, 2018 (the “McLagan December 2018 Presentation”). The presentation identified 26 “Potential Peers,” including all 15 companies that eventually made the Conversion Peer Group, and was highlighted by the inclusion of conspicuous and ill-foreboding outliers such as Investors Bancorp, Oritani, Beneficial, and Kearny. The 26 “Potential Peers” included three companies that underwent MHC conversions, eight companies that underwent standard conversions, and another 15 companies that underwent second-step conversions. 57. At the conclusion of the December Meeting, the Compensation Committee agreed to retain McLagan. In a special Board meeting held that same day, the Board was apprised of McLagan’s retention. An official retainer letter was signed on December 21, 2018. 58. Of the 26 “Potential Peers,” McLagan advised the Compensation Committee to select between 18 and 23 of them for a final peer group (i.e., to remove anywhere between three and eight of the companies). The Compensation Committee ultimately removed 11 of the peers, and approved the remaining 15 at a meeting held on January 23, 2019 (the "January Meeting").

59. With respect to the 11 companies removed from the working list, the following two charts show the value of the awards granted to the non-employee directors and CEOs at those companies following their respective conversions:

Name	NEDs[8]
Territorial Bancorp	$849,384
Waterstone Financial	$715,000
Charter Financial	$266,469
Northwest Bancshares	$225,960
Rockville Financial	$124,130
OmniAmerican Banc.	$115,870
Viewpoint Financial	$96,968
Capitol Federal Fin.	$87,556
Fox Chase Bancorp	$69,308
SI Financial	$33,000
Cincinnati Bancorp	$29,518

Name	CEO
Territorial Bancorp	$4,244,953
Waterstone Financial	$3,673,500
Charter Financial	$1,756,462
Rockville Financial	$1,405,128
Northwest Bancshares	$838,000
Capitol Federal Fin.	$769,778
Viewpoint Financial	$732,652
OmniAmerican Banc.	$722,238
SI Financial	$579,250
Fox Chase Bancorp	$255,520
Cincinnati Bancorp	$111,636

60. The Compensation Committee's selection process is cherry-picking at its finest. First, out of the 26 companies, the Compensation Committee removed the companies with the *seven lowest* conversion awards to non-employee directors. These same seven removed companies also represented *seven of the eight lowest* awards granted to the CEO. By removing the lowest-paying companies, the Compensation Committee substantially raised the median and average awards of the

[8] Chart shows the average award per director.

25

26 final peer group. The removal of Capital Federal is perhaps the most striking example of the results-oriented selection process. Capital Federal was the second largest of the 26 “Potential Peers” at the time of its conversion, but the Compensation Committee was sure to exclude it on account of the modest size of its conversion awards ($87,556 for non-employee directors and $769,778 for the CEO). 61. Second, the Compensation Committee manufactured reasons to keep in the highest-paid peers. For example, McLagan recommended “more recent conversions” and “larger institutions at the time of their conversion.” Of the 11 removed peers, eight had conversions more recently than Oritani and three were larger than Oritani at the time of their conversion. But Oritani ($1,746,106 for its non-employee directors and $7.44 million for its CEO) and Northfield ($687,150 for its non-employee directors and $3.6 million for its CEO) were both kept in purportedly “due to their New Jersey location.” 62. Third, the inclusion of second-step conversions (Investors Bancorp, Oritani, Beneficial, Kearny, Northfield, Clifton, and Meridian) is highly questionable at best. Each of these companies had, years earlier, undergone an MHC conversion and received equity awards following that process. The Compensation Committee could have either used those awards as a comparator or not used those companies at all. Indeed, at the January Meeting, McLagan advised the Compensation Committee that preference should be “given to MHC conversions”

27 over second-step conversions. And in fact, as described further below, McLagan’s initial proposed grant ranges utilized only MHC and standard conversions, only to be “refined” later following “additional conversations” with the Compensation Committee and the Board. In at least one presentation, McLagan even noted that “the Second Step peers likely granted equity following their MHC conversion as well.” But of course, leaving out second-step conversions was not an attractive option for the Directors, as these conversions included the four largest awards given in recent memory (Investors Bancorp, Oritani, Beneficial, and Kearny). 63. And fourth, with respect to two of the companies in the Conversion Peer Group, Beneficial, and Investors Bancorp, the directors agreed to rescind substantial portions of their conversion grants after being sued for breach of fiduciary duty. Remarkably, the Directors were aware of this when they included the Beneficial and Investors Bancorp awards in their Conversion Peer Group on an unadjusted basis. 64. In the Beneficial Action, each of the non-employee directors forfeited $300,000 of equity awards (with one non-employee director forfeiting $370,000), while each of the non-employee directors of Investors Bancorp forfeited $900,000 of equity awards, with the CEO forfeiting his entire award. Not only did the Compensation Committee include these companies as peers, but it also used the value of pre-forfeiture awards despite McLagan specifically informing them that it

28 was “important to note that directors at Beneficial and Investors forfeited a portion of their awards as a result of shareholder litigation.” 65. In addition to the 26 “Potential Peers,” the McLagan December 2018 Presentation also included five additional companies (the “Additional Peers”) that had recently undergone an MHC conversion: SSB, Seneca, FFBW, PDL, and Community. These companies were recent MHC conversions, the preferred type of company to be included in the Conversion Peer Group. As of December 2018, these five companies had “not yet disclosed post-conversion awards due in part to the recent close of their conversions.” The following two charts show the value of the conversion awards ultimately made at these companies: Name NEDs Name CEO PDL $411,038 PDL $2,055,363 Community $130,473 FFBW $617,403 FFBW $82,255 Community $544,580 SSB $23,738 SSB $109,611 Seneca $10,080 Seneca $12,600 66. Following the Board’s approval of the Conversion Peer Group on January 23, 2019, exactly six months would pass before the Conversion Grant was made. By then, three of these companies (PDL, FFBW, and Community) had already made and disclosed (either in a proxy or in Form 4 filings) their respective conversion awards. The data was therefore readily available to the Directors. As

29 shown above, these companies issued very modest awards (with even PDL issuing relatively modest awards compared to the Conversion Grant). But inclusion of this data set would ruin the Defendants’ perfectly-constructed sample of outliers. And so, none of the Additional Peers were added to the Conversion Peer Group. 67. Indeed, likely recognizing that the Conversion Peer Group was improperly constructed, McLagan conspicuously sought to distance itself from the Directors’ decisions. Following the selection of the Conversion Peer Group, McLagan’s presentations (described further below) opened with the following disclaimer: Peer data is provided as context, but it should not dictate grant strategy. Alignment with peer conversion grant practices is not a matter of market compensation competitiveness. In addition, while large grants have been common following conversions in the past, they stand out compared to general market equity grant practices and are increasingly scrutinized. (the “Disclaimer”). The Board Designs the Incentive Plan to Accommodate the Conversion Grants 68. After approving the Conversion Peer Group, the Compensation Committee moved to Step 2: designing the Incentive Plan, including the size of the share reserve. On March 5, 2019, the Compensation Committee convened a meeting, which Kemly, Lemke, and Gattuso joined (the “March 5 Compensation Committee Meeting”). As described in the minutes of the March 5 Compensation

30 Committee Meeting, to aid the Compensation Committee in deciding how many shares to reserve in the Incentive Plan Lemke was asked to “provide[] the [Compensation] Committee with initial broad, estimated equity grant ranges in order to determine the size of the share pool authorization for the equity plan, based on equity plans adopted by recently converted institutions.” This is a remarkably backwards approach. While directors typically conform awards to an equity plan, here the Directors were working the other way around – designing the Incentive Plan to ensure that it could accommodate their anticipated Conversion Grants. 69. In response to this request, at the March 5 Compensation Committee Meeting, Lemke provided a presentation, dated March 1, 2019, titled “Post- Conversion Equity Grants – Potential Range Estimates” (the “McLagan March 1 Presentation”). According to this presentation, McLagan was still “currently conducting market research” based on the Conversion Peer Group that had recently been approved, but had been asked to “provide initial broad, estimated equity grant ranges in order to frame expectations for the planning process.” Based on “preliminary research” that focused on MHC and standard conversions, McLagan estimated a grant range of $350,000 to $750,000 for non-employee directors and $6 million for the CEO. As described in the minutes of the March 5 Compensation Committee Meeting, Lemke stated that these numbers were “solely to assist the Committee in designing the plan and that recommendations on proposed grant

31 ranges will be refined and presented at a later date and the estimate provided could very well change based upon a number of factors.” As further stated in the McLagan March 1 Presentation, McLagan would “deliver formal grant recommendations following a review of market information, qualitative factors, and additional conversations with Columbia Bank.” 70. Also at the March 5 Compensation Committee Meeting, Gattuso made a presentation highlighting the “standard terms and conditions” of the proposed equity plan, which included a discussion titled “Proposed Equity Incentive Plan: Discussion of Terms and Conditions” (the “KT March 5 Presentation”). Following a discussion of the “standard terms and conditions,” the Compensation Committee “agreed to authorize the preparation of a draft term sheet for the proposed plan for consideration by the [Compensation] Committee at its next meeting,” (the “Term Sheet”) with various “open items” (including the aggregate share reserve) to be filled in later. 71. In addition to determining the aggregate share reserve under the Incentive Plan, the KT March 5 Presentation indicated that the “open items” included the “Treatment of Non-Employee Director Award[s].” 72. In December 2017, the Delaware Supreme Court held in In re Investors Bancorp, Inc. S'holder Litig., 177 A.3d 1208 (Del. 2017) that director self- compensation decisions are subject to entire fairness review (as opposed to the

32 director-friendly business judgment rule standard) unless (a) stockholders specifically approve the compensation in question or (b) the compensation resulted from the operation of a self-executing stockholder-approved plan (one in which the directors have no discretion over their compensation) (the “Investors Bancorp Decision”). Prior to the Investors Bancorp Decision, directors could receive business judgment rule protection for their awards if the awards were issued under an equity incentive plan with “meaningful limits” on the size of awards. At the March 5 Compensation Committee Meeting, KT advised that the Compensation Committee would need to decide what type of director limit to put in the Incentive Plan. 73. On March 25, 2019, the Compensation Committee convened a meeting, which Kemly, Lemke, Gattuso, and Keshishian also joined (the “March 25 Compensation Committee Meeting”). At this meeting, Lemke made a presentation, dated March 22, 2019, titled “Post-Conversion Equity Grants – Market Practice Summary & Analysis” (the “McLagan March 22 Presentation”). KT also presented the draft Term Sheet outlining the Incentive Plan’s terms and conditions, subject to the remaining “open items,” including the aggregate share reserve, where the Compensation Committee was considering two numbers: 7,949,997 and 7,463,262. 74. As explained in the Overview of its March 22 Presentation, McLagan had “conducted market research based on an approved peer group” and compiled

33 “both summary data as well as detailed peer-by-peer views of conversion grants.” McLagan’s March 22 Presentation included the Disclaimer followed by a table, titled “Grant Date Fair Value – Total Equity,” which laid out the grant date fair value of the conversion awards at each Conversion Peer Group. 75. As described in the minutes of the March 25 Compensation Committee Meeting, Lemke “presented the [Compensation] Committee with a report that contained summary data as well as detailed peer-by-peer review of conversion grants in an effort to have an understanding of past market practices surrounding actual award values, number of shares, percentage of approved pool granted, and other quantitative market-based parameters.” The report “detailed a full summary of market information along with an analysis of relevant peers’ grant methodologies.” 76. With this information in hand, the Compensation Committee was able to finish designing the Incentive Plan (i.e. Step 2). As further stated in the minutes of the March 25 Compensation Committee Meeting, “this presentation was for purposes of allowing the Committee to address the open issues on design of the plan…” Following the March 25 Compensation Committee Meeting and a further Compensation Committee meeting on April 2, 2019 (the “April 2 Compensation Committee Meeting”), all of the “open items” were resolved. Among other things, the Compensation Committee determined to use the 7,949,997 aggregate share reserve (later reduced by a share to 7,949,996) and include a $1.2 million annual

34 limit on the amount of cash and equity that could be awarded to a non-employee director. 77. At the conclusion of the April 2 Compensation Committee Meeting, the Committee approved the Term Sheet as modified (completing Step 3), and agreed to recommend the Term Sheet to the Board for approval (completing Step 4). The Compensation Committee “further approved and directed [KT] to prepare the draft of the [Plan], consistent with the approved Term Sheet.” 78. Following the April 2 Compensation Committee Meeting, the Board convened a meeting with Lemke, Gattuso, and Keshishian also in attendance (the “April 2 Board Meeting”). As described in the minutes, the purpose of the April 2 Board Meeting was to serve as an “education session for the Board to understand the terms and elements of the proposed plan and be ready to consider the adoption of the [Incentive Plan] at the April 16, 2019 meeting.” Gattuso reviewed, among other things, the “standard terms and conditions of the proposed plan,” and “presented the Board with an overview of the plan process to date and the various meetings held by the Compensation Committee in reviewing and developing the peer group and the terms of the proposed [Incentive Plan].” 79. At the same meeting, Lemke presented a report, dated April 1, 2019, titled “Post-Conversion Equity Grants – Pool Modeling and Market Data Summary” and prefaced with the Disclaimer (the “April 1 McLagan Presentation”). The April

35 1 McLagan Presentation included, among other things, a list of the Conversion Peer Group and a summary of the value of the awards issued by those peers in connection with their respective conversions. 80. As further described in the minutes of the April 2 Board Meeting, Lemke reviewed with the Board, among other things, “the peer gr oup that was approved by the Compensation Committee…and [the] value of awards made by the peer group companies following their conversion transactions.” 81. On April 16, the Board adopted resolutions approving the Incentive Plan and its presentation to stockholders for approval at the 2019 Annual Meeting (Step 5 was completed). The Board Procures Stockholder Approval of the Incentive Plan . . . Based on a False and Misleading Proxy 82. On April 22, 2019, the Company filed its 2019 Proxy, which sought stockholder approval of the Incentive Plan in Proposal 2. 83. As stated in Proposal 2, prior to the MHC Conversion, the Company was unable to issue equity-based compensation because all of the Company’s common stock was held by the MHC. As of April 16, 2019, the Company had 651 employees (including executive officers) and non-employee directors. 84. As discussed above, in the first quarter of 2019 the Compensation Committee specifically designed the terms of the Incentive Plan to accommodate the

36 large awards the Directors contemplated for themselves, having even asked McLagan to provide them with potential grant ranges so that plan capacity would not be an issue. Moreover, by the time the Board adopted the Incentive Plan on April 16, 2019, the Directors had finished their market research and reviewed “detailed peer-by-peer views of conversion grants.” 85. But the 2019 Proxy told stockholders exactly nothing about the anticipated Conversion Grants and the Board’s substantially advanced process of issuing those awards, instead leading stockholders to believe that the Incentive Plan had been designed as a routine equity compensation plan for the Company’s over 650 employees and directors. This could not have been further from the truth. 86. Indeed, on June 7, 2019, one day after the Incentive Plan was approved by stockholders, the Compensation Committee Chairman specifically noted that “given the detailed materials that have been reviewed by the [Compensation] Committee to date and the discussions held in past meetings,” the Directors were ready to formulate grant recommendations. 87. In asking stockholders to approve the vehicle that the Directors would use to engage in a $13 million self-dealing transaction, the Board indicated that the shares reserved under the Incentive Plan would be used for a variety of vaguely beneficial purposes, including to ensure the Company’s “continued future success,” which “depends in part on [its] ability to attract, motivate and retain the talented and

37 highly qualified employees and non-employee directors necessary for [the Company’s] continued growth and success.” 88. The 2019 Proxy further stated that the Company’s “ability to offer equity-based compensation” was “an important step in [the Company’s] ability to compete for talent within [its] marketplace.” Most of the Company’s competitors offer equity-based compensation to their employees and non-employee directors, the 2019 Proxy noted, and if the Incentive Plan was not approved, the Company would be “at a significant disadvantage as compared to [its] competitors to attract and retain [its] executives as well as directors,” which “could affect [the Company’s] ability to achieve [its] business plan growth and goals.” 89. The 2019 Proxy further stated that the ability to issue equity-based compensation would enable the Company’s “employees, officers and non-employee directors…upon whose judgment, initiative and efforts Columbia Financial has depended and continues to largely depend for the successful conduct of its business, to acquire an ownership stake in Columbia Financial, thereby stimulating their efforts on behalf of Columbia Financial and strengthening their desire to remain with Columbia Financial.” 90. In this way, the Incentive Plan would help “foster[] a pay-for- performance culture” because equity-based compensation would “motivate[] employees to create stockholder value because the value employees realize from

38 equity-based compensation is based on Columbia Financial’s stock price performance.” Equity-based compensation would also “align[] the compensation interests of [the Company’s] employees with the investment interests of [the Company’s] stockholders and promote[] a focus on long-term value creation because Columbia Financial’s equity-based compensation awards can be subject to vesting and/or performance criteria.” On the other hand, if the Incentive Plan was not approved, the 2019 Proxy warned that the Company would “have to rely entirely on the cash component of its employee compensation program to attract new employees and to retain [its] existing employees, which may not necessarily align employee compensation interests with the investment interests of Columbia Financial stockholders as well as the alignment achieved by equity-based awards.” 91. As described in detail above, however, the Incentive Plan had another purpose, one that was paramount to the Directors and yet not disclosed to stockholders: namely, to fund the upcoming Conversion Grants. Indeed, the Directors had previously identified stockholder approval of the Incentive Plan as Step 6 in a 10 Step process that would culminate with the Conversion Grants, and the Directors specifically designed the Incentive Plan to accommodate the Conversion Grants. None of this was disclosed, however. 92. Instead, as detailed above, the Board touted the Incentive Plan’s abstract beneficial purposes (such as its importance in attracting, motivating, and

39 retaining employees, in saving cash, and in promoting a pay-for-performance culture). Certainly, in determining whether to vote in favor or against the Incentive Plan, stockholders would find it important to know that the shares – indeed over 20% of them, as it turned out – were earmarked for the Conversion Grants, which was a specifically intended use for the Incentive Plan and the type of transaction that the Compensation Committee’s own advisor described as one that “stand[s] out compared to general market equity grant practices” and that is “increasingly scrutinized.” 93. As described above, many of the Incentive Plan’s most important features (including the aggregate share reserve of 7,949,996 and the $1.2 million annual limit on director compensation) were specifically designed with the Conversion Grants in mind. In Proposal 2, however, the 2019 Proxy disclosed only that the Board had considered a “number of factors” in selecting 7,949,996 as the aggregate share reserve, but made no mention whatsoever of the upcoming Conversion Grants. And instead of disclosing that the $1.2 million annual director limit was intended to accommodate the contemplated “large” conversion grants, the 2019 Proxy described this provision as somehow an “equity compensation plan best practice[].” 94. By the time the 2019 Proxy was filed, the Compensation Committee had selected the Conversion Peer Group and examined the value of the awards that

40 each of those companies issued following their respective conversions. As described below, these facts were not disclosed until the 2020 Proxy, nine months after the Conversion Grants were made. But stockholders would have found these facts much more useful had they been prese nted in the relevant decision-making context, namely whether to approve the Incentive Plan. 95. Given the advanced stage of the Conversion Grant process, it was highly misleading for the Board to conceal all of its detailed planning and timelines and hide behind the disclosure that “the benefits and amounts that will be received or allocated under the 2019 Equity Plan are not determinable at this time.” 96. The 2019 Proxy’s lack of disclosure is all the more egregious given the Board’s disclosure of other very specific anticipated uses of the Incentive Plan’s shares. As disclosed in Proposal 2, “[i]f the 2019 Equity Plan is approved, it is anticipated that one-half of the cash awards granted to executives for the 2018 –  2021 performance period under Columbia Financial’s existing [LTIP] will be replaced with equity awards and that all of the [LTIP] cash awards granted for the 2019 – 2022 performance period will be replaced with equity awards.” In fact, at the April 2 Compensation Committee Meeting, the Compensation Committee was informed that this anticipated use would be included in the 2019 Proxy. Disclosure of the anticipated Conversion Grants apparently was not deemed important.

41 97. Likewise, the 2019 Proxy disclosed that in “connection with the hiring of our Executive Vice President, Head of Consumer Banking, Columbia Financial agreed that, in the event the Company received stockholder approval of the [Plan], the executive would receive $125,000 of Full Value Awards as part of her compensation package with Columbia Financial.” Yet, again, nothing about the roughly $13 million in anticipated Conversion Grants was disclosed. 98. The Conversion Grant process continued to develop after the 2019 Proxy was filed but before the 2019 Annual Meeting. No update was provided to stockholders. 99. Specifically, on May 20, 2019, still 17 days before the 2019 Annual Meeting, the Compensation Committee convened a meeting (the “May 20 Compensation Committee Meeting”). All four Compensation Committee members attended, as did Kemly, Lemke, Gattuso, and Keshishian. At the May 20 Compensation Committee Meeting, Lemke presented a report, dated May 17, 2019, titled “Post-Conversion Equity Grants – Preliminary Straw Models” (the “May McLagan Presentation”). According to the minutes of the May 20 Compensation Committee Meeting, the purpose of the meeting and the May McLagan Presentation was to facilitate discussion of “initial proposed grant strategies for executives and directors,” focused on “award structure, rather than award values.” At the meeting, the non-employee directors discussed awarding themselves a “‘larger’ conversion

42 grant in 2019” that would be comprised of restricted stock (60% weight) and stock options (40% weight). With respect to awards for executives, including Kemly, the Compensation Committee discussed an allocation of 60% restricted stock (½ of which is time-vested, ½ of which is performance-vested) and 40% stock options. 100. At the May 20 Compensation Committee Meeting, a “Tentative Meeting Schedule” (the “Meeting Schedule”) was also passed around that specifically mapped out the remaining process, including the dates and times of seven meetings that would begin the day after the 2019 Annual Meeting. As disclosed in the Meeting Schedule, on June 7, 2019, the Compensation Committee planned to meet to discuss the equity grant to Kemly. The Compensation Committee scheduled meetings for June 24-25 to discuss awards to non-employee directors and others. Another Compensation Committee meeting was scheduled for July 9 to discuss any potential adjustments followed by a presentation to the full Board on July 9. This was to be followed by a final review of the Compensation Committee scheduled for July 22, and approval by the Board scheduled for July 23, 2019. 101. On May 28, 2019, nine days before the 2019 Annual Meeting, the Board convened a special meeting, where Holland reported to the Board that the Compensation Committee had met on May 20th to “review preliminary information on how the [Incentive Plan] would be implemented, if approved.”

43 102. Despite these developments, the 2019 Proxy was never updated to include material information regarding the upcoming Conversion Grants. 103. Putting aside this failure to update stockholders prior to the 2019 Annual Meeting, based on their extensive planning and preparation, the Directors knew they would be ready to issue the Conversion Grants as soon as stockholders approved the Incentive Plan. Indeed, at the June 7, 2019 meeting held one day after the Incentive Plan was approved and described further below, Holland noted that the “significant time spent in reviewing and discussing the materials provided by the compensation consultants over these past few months” had positioned the Directors to make the “large grants” purportedly made by other “recently converted institutions.” 104. On June 6, 2019, the Company’s stockholders voted to approve the Incentive Plan based on the false and misleading 2019 Proxy. 105. Because the vote to approve the Incentive Plan was uninformed and based on a false and misleading 2019 Proxy, the vote should be deemed ineffective and the Incentive Plan, and all awards granted thereunder, should be invalidated. As Planned, the Directors Issue Their Outsized Conversion Grants 106. Following the Incentive Plan’s approval, the Directors engaged in another series of meetings culminating in the formal approval of the Conversion Grants. Most of these meetings appear to have been held on a pro forma basis to

44 create the appearance of distance between stockholder approval of the Incentive Plan and the Conversion Grants. Indeed, as described above, the post-Annual Meeting schedule had been set well in advance and came with instructions for ensuring the appearance of deliberation. In reality, with the peer data driving their decision- making process having been prepared and reviewed during the prior months, the Directors were focused merely on further papering the record. 107. On June 7, 2019, the Compensation Committee convened a meeting, attended by Lemke and Gattuso to discuss Kemly’s Conversion Grant (the “June 7 Compensation Committee Meeting”). As described in the minutes, this meeting began with an “update” from Chairman Holland who “discussed . . . that there has been significant time spent in reviewing and discussing the materials provided by the compensation consultants over these past few months as to the various types of awards under the Plan, the manner in which peer group institutions made awards under plans adopted following a conversion transaction (including the methodology and vesting periods) and the practices of such recently converted institutions to make large grants shortly after the adoption of equity plans by such institutions in the Company’s peer group following a conversion transaction, which awards tend to be reflective of both past and future services (emphasis added).” 108. Accordingly, Holland “noted that given the detailed materials that have been reviewed by the [Compensation] Committee to date and the discussions held

45 in past meetings, he would like to be in a position following Lemke’s presentation for the [Compensation] Committee to formulate its initial recommendation on the equity awards for the CEO today.” 109. Holland also reminded the Compensation Committee that the discussion would be centered around the assumption that 60% of Kemly’s equity award would be in the form of restricted stock (half with time-vesting and half with- performance vesting). 110. As Holland effectively acknowledged, the substantive analysis and discussions regarding the Conversion Grants had occurred several months earlier, and thus just one day after the 2019 Annual Meeting the Compensation Committee was ready to determine Kemly’s award. 111. After Holland spoke, Lemke presented a report, dated June 7, 2019, titled “Potential CEO Awards” (the “June 7 McLagan Presentation”), which referenced “potential CEO grant amounts” that ranged from $5.44 million to $7.79 million. Thus, consistent with prior discussions, a “large grant” was a given, and the only thing left to decide was just how large Kemly’s award would be. 112. After reviewing and discussing the “peer group data,” the Compensation Committee “preliminarily determined that a multiple of 9x [Kemly’s $775,000] salary,” or $6,975,000, “would be reasonable and appropriate for the CEO

46 award.” This multiple was less than the “median total CEO grant as a multiple of salary within the second step peer group,” which was purportedly 10.05%. 113. More specifically, the following chart (based on data included in the McLagan March 22 Presentation) shows the award that each CEO in the second step peer group received as a multiple of their salary at the time: Name Salary Value of Award Multiple of Salary Investors Bancorp $1,000,000 $16,699,999 16.70 Oritani $592,088 $7,435,698 12.56 Kearny $450,000 $5,439,680 12.09 Beneficial $675,154 $6,787,740 10.05 (median) Northfield $676,000 $3,599,150 5.32 Meridian $675,000 $3,573,750 5.29 Clifton $650,000 $2,389,338 3.68 114. This further evidences the extent to which the Compensation Committee was cherry-picking its peer group. As an initial matter, using a multiple of salary to measure a “reasonable” conversion grant is illogical and arbitrary at best. For example, earlier that year, Kemly received a $30,000 salary raise; without that raise, a conversion award based on a 9x salary multiple would automatically be $270,000 less. At the same time, had the peer CEOs received higher salaries, which would lower their salary multiples, Kemly presumably would “deserve” a smaller award. Using salary multiples was simply a convenient way for the Board to manufacture a comparison that put Kemly’s award below the median. In other

47 words, it was a contrived means for the Directors to show they were being “reasonable.” 115. But the true purpose of further narrowing the Conversion Peer Group to these particular companies, and focusing on the median award, is obvious. In so doing, only four companies had become relevant to how much Kemly would be paid: Investors Bancorp, Oritani, Beneficial, and Kearny – the four extreme outliers in a true sample size comprised of dozens and dozens of modest conversion awards awarded in the past decade. 116. In order to further prolong the process for the sake of appearances, at the conclusion of the June 7 Compensation Committee Meeting, the Compensation Committee determined to “make its final decision on the CEO multiple following its meeting with Mr. Keshishian to review the CEO’s overall compensation again, in light of the Committee’s preliminary determination.” 117. On June 24, 2019, the Compensation Committee convened a meeting, which Lemke, Gattuso, and Keshishian joined (the “June 24 Compensation Committee Meeting”), and discussed the awards for the non-employee directors. 118. At the June 24 Compensation Committee Meeting, Lemke presented a report, dated June 21, 2019, titled “Potential Director Awards” (the “June 21 McLagan Presentation”), which referenced “potential total director grant amounts per director.” The range started at $536,785 and ended at $1,288,358. In other

48 words, consistent with prior discussions and as was the case with Kemly in the prior meeting, it was clear the non-employee directors’ awards were going to be large and the only question was just how large they would be. 119. The Compensation Committee reached a “preliminary recommendation” of awarding directors “equity equal to approximately 9 times cash compensation, which would result in a grant value of approximately $966,000.” This 9x multiple was purportedly less than “the peer group median [of] 10.35x cash compensation.” But as with Kemly, this multiplier exercise was a contrivance specifically designed to place the non-employee directors on the same list – but “below” the median – of outliers who had paid themselves outsized awards. 120. Holland asked that the Compensation Committee “think about this preliminary recommendation, taking into account the purposes of the [Plan] and recent shareholder litigation involving non-employee director compensation and that the discussion would be continued tomorrow.” 121. As described in the minutes of the June 24 Compensation Committee Meeting: The [Compensation] Committee discussed that one of the purposes of the Plan is to enable the Company to retain and reward the best available persons for positions of substantial responsibility and to recognize significant contributions made by such individuals to the Company’s success and that in considering larger grants to non- employee directors, the contributions made by the Board, who all have served more than 15 years on the Board of Directors of the Company,

49 is a factor as is the desire to continue to have such individuals to continue to contribute in the future, particularly as the Company is in its early stages of being a public company. 122. Of course, that the Conversion Grant purportedly satisfied one of the Incentive Plan’s “purposes” is backwards – the Directors crafted that Incentive Plan with the Conversion Grants in mind. In any event, during the eight months since their process began, there is no evidence in any of the meeting minutes that the Directors ever discussed their “significant contributions” or the Company’s “purported desire to have such individuals continue to contribute in the future.” The Directors were engaged merely in a window dressing exercise at this point. 123. On June 24, 2019, the Board convened a special meeting, where Holland reported that the Compensation Committee had decided on a “potential award amount” for the CEO and that it “was still in process of considering awards for Directors and would continue the discussion at its next meeting.” 124. On June 25, 2019, the Compensation Committee convened a meeting, which Lemke, Gattuso, and Keshishian attended, and effectively engaged in a repeat discussion of its meeting the day before (the “June 25 Compensation Committee Meeting”). After Holland noted, again, that “litigation is a possibility,” Gattuso “reminded the [Compensation] Committee that one of the purposes of the [Plan] is to enable Columbia to reward eligible participants who have provided important contributions to the Company and the Bank and to recognize significant

50 contributions made by such individuals to the Company’s success, which is designed to recognize both past and future service.” 125. After “further discussion,” the Compensation Committee determined to “recommend a grant award to non-employee directors that would be equal to 8.25x average director compensation, totaling approximately $885,000.” 126. On July 9, 2019, at 8:30 a.m., the Compensation Committee convened a meeting, which Lemke, Gattuso, and Keshishian attended (the “July 9 Compensation Committee Meeting”), and Keshishian presented the 2019 Compensation Review that was referenced at the June 7 Compensation Committee Meeting. After this presentation, no changes to Kemly’s $6,975,000 award recommendation were made. 127. On July 9, 2019, at 12:45 p.m., the Board convened a special meeting, attended by Lemke, Gattuso, and Keshishian (the “July 9 Board Meeting”). At the July 9 Board Meeting, Holland informed the Board that the Compensation Committee was “recommending to the Board” that Kemly be granted an award valued at $6,975,000 and that the Compensation Committee would “meet one more time to finalize its recommendation and the Board will be asked to vote on the final recommendation at its July 23rd Board meeting.” 128. With respect to the awards to the non-employee directors, Holland “advised the Board that after significant discussion and review of peer group

51 practices, overall director compensation and the status of litigation involving non- employee director compensation, the Committee has preliminarily determined to recommend that equity awards” valued at $885,000 be granted to each of the non- employee directors. 129. On July 22, 2019, the Compensation Committee convened another meeting (the “July 22 Compensation Committee Meeting”), and after more “discussion,” officially approved the Conversion Grants, as well as the underlying award agreements (the “Award Agreements”), and recommended that the Board do the same. On July 23, 2019, the Board met and adopted resolutions approving the Conversion Grants. The Board’s Disclosure of the Conversion Grants Is Misleading 130. The Board did not immediately disclose the details of the Conversion Grants, waiting instead nearly nine months to do so, when disclosure was required by SEC rules and could therefore no longer be avoided. 131. On April 10, 2020, the Company filed its 2020 Proxy in connection with the 2020 Annual Meeting. In the 2020 Proxy, SEC rules required the Company to disclose the executive compensation and non-employee director compensation decisions made by the Board during the Company’s 2019 fiscal year. Among other things, SEC rules required the Company to disclose tables showing the grant date fair value of the awards received by named executive officers and non-employee

52 directors during the fiscal 2019 year. As a result, the extremely large amounts of compensation the Directors approved for themselves would became apparent and the Directors accordingly sought to rationalize their decision. 132. According to the 2020 Proxy, “equity awards made following a [mutual-to-stock conversion] are larger than typical annual equity grants by other public financial institutions,” and McLagan “assisted the Compensation Committee in developing a comparative peer group for reference in designing the [Plan] and for making equity awards under that plan.” As further explained in the 2020 Proxy, McLagan “examined the grant practices of other converted institutions to assist the Committee in establishing parameters regarding competitive practices, regulatory considerations and shareholder responses.” McLagan also “developed a list of institutions that converted since 2009 that included mutual holding company conversions, regardless of asset size, and second-step conversions and standard conversions with assets greater than $900 million.” This list was “presented to the Compensation Committee along with McLagan’s recommendation of 15 converted institutions to form the peer group, and after review and discussion the [Compensation] Committee approved the recommended peer group.” The 2020 Proxy then listed the 15 companies that formed the Conversion Peer Group. 133. As an initial matter, this lengthy and detailed disclosure is perhaps most notable for where it did not appear: in the 2019 Proxy. Everything described in the

53 above paragraph had already happened by the time the 2019 Proxy was filed. If this information was important to know after the fact, it was even more important for stockholders to know before they voted on the Incentive Plan. But of course, these disclosures were not made in the 2019 Proxy because had stockholders known about the upcoming Conversion Grants, they may have expressed their displeasure and rejected the Incentive Plan. 134. In terms of the Directors’ attempt to rationalize their indulgence, in describing the Conversion Grants, the 2020 Proxy states that the “Compensation Committee intends the 2019 equity awards to cover a multi-year period, as reflected through the multi-year vesting periods of the grants.” This representation is false. 135. In fact, the Compensation Committee considered, but refused, to designate the Conversion Grants as multi-year awards. At the June 24 Compensation Committee Meeting, Chairman Holland “asked the [Compensation] Committee to consider whether [the Conversion Grants] could represent the total awarded over the next 3-5 years to non-employee directors.” At the June 24 Compensation Committee Meeting, the Compensation Committee concluded only that the Conversion Grants “could represent the total awarded to the director over the next 3-5 years.” Neither the resolutions adopted by the Compensation Committee or the Board, nor the Awards Agreements, designate the Conversion Grants as multi-year awards. That the Board would misleadingly characterize the

54 Conversion Grants as a “multi-year” award in the 2020 Proxy is dishonest and further evidence of the Directors’ wrongdoing. 136. Moreover, even if the Conversion Grants were “multi-year” awards, they remain excessive and unfair. As described above, in the 2019 Compensation Review, GK found that the Company’s 20 peer banks paid their non-employee directors an average of $122,761 per director, with only two companies even topping $200,000. The Board’s average annual non-employee director compensation was $122,160 in 2018 and $139,297 in 2019, which the Board determined to be fair. If the “multi-year” awards are spread over five years, this would add an additional $177,000 in compensation for each non-employee director in each year from 2019- 2023. Thus, instead of a one-time unfair award of $885,000, the non-employee directors would instead receive five consecutive unfair annual compensation packages of approximately $300,000 per year. 137. In describing the rationale for the Conversion Grants, the 2020 Proxy stated: In determining the amount of restricted stock and option awards non- employee directors would receive, the Compensation Committee considered the Board of Directors’ role in setting the strategic direction for the Company and its role in completing the Company’s initial public stock offering in 2018. The Compensation Committee also considered the directors’ past contributions, their industry knowledge, their financial expertise and the role they would play in the Company’s future. The Compensation Committee also reviewed survey data regarding awards made to directors of the peer group companies

55 following a conversion transaction…, bank regulatory guidelines for equity awards to non-employee directors following an initial public offering by a company in the mutual holding company structure, and the Company’s stock ownership requirement for non-employee directors. With respect to the award to Kemly, the 2020 Proxy stated: In 2019, we made awards under the 2019 Equity Incentive Plan to each of our NEOs taking into account a number of factors, including individual and corporate performance, tenure with the organization and future potential to impact our organization. In addition, we considered the fact that our executive team had never previously had the ability to participate in organizational value growth through equity ownership, as well as our shareholders’ expectations of significant equity ownership for executives. We also considered common industry practice for both the prevalence and magnitude of equity awards following a conversion transaction, with reference to the post-conversion peer group discussed above on page 29. 138. As described above, these explanations are unsupported by the actual record of the Board’s deliberations. Indeed, many of these factors were not discussed at all. Others were discussed at the end of the process, long after the decisions were made, an afterthought at best. Again, these dishonest disclosures highlight that the Board was aware that the size of their Conversion Grants could not legitimately be justified. The “survey data” is the one specific consideration that the Board did pay significant attention to, and as shown above, it illustrates only that the Directors were well aware that they were giving themselves outsized awards.

56 DEMAND FUTILITY ALLEGATIONS 139. Plaintiff realleges each allegation contained above as if set forth herein. 140. Plaintiff brings this action derivatively on behalf of Columbia Financial to redress injuries suffered, and to be suffered, by the Company as a direct and proximate result of the Defendants’ misconduct. Columbia Financial is named as a nominal defendant solely in a derivative capacity. 141. Plaintiff has owned Columbia Financial stock continuously throughout the course of wrongful conduct and continues to hold Columbia Financial Stock. 142. Plaintiff will adequately and fairly represent the interests of Columbia Financial in enforcing and prosecuting its rights and has retained counsel with substantial experience in stockholder derivative litigation. 143. At the time of this filing there are nine directors on the Board: Czerwinski, Hallock, Holland, Kemly, Kuiken, Massood, Randall, Van Dyk, and Van Ostenbridge (the “Current Board”). Each member of the Current Board other than Van Ostenbridge (who joined the Board in November 2019) has been named as a defendant in this action. 144. Plaintiff did not make a demand on the Current Board prior to instituting this action because such a demand would be futile. 145. Each of Czerwinski, Hallock, Holland, Kemly, Kuiken, Massood, Randall, and Van Dyk, and therefore a majority of the Current Board, received

57 Conversion Grants. Each of Czerwinski, Hallock, Holland, Kemly, Kuiken, Massood, Randall, and Van Dyk thus have a strong financial incentive to refuse to authorize any corrective action that would involve the rescission, cancellation, or disgorgement of the Conversion Grants. Accordingly, because each of Czerwinski, Hallock, Holland, Kemly, Kuiken, Massood, Randall, and Van Dyk are interested in the Conversion Grants, none of them would be able impartially to consider a demand. Demand is therefore excused. 146. Kemly’s portion of the Conversion Grants (or any recipient’s portion for that matter) cannot be separated for demand futility purposes. As described above, the Conversion Grants were, among other things, awarded under the same tainted process, based on the same set of faulty peers, approved at the same meeting, and effectively one transaction. Accordingly, no individual recipient of a portion of the Conversion Grants (e.g., Holland) will be able impartially to consider a demand seeking the rescission of another individual recipient’s portion of the Conversion Grants (e.g., Kemly), as any good faith attempt to do so would require them to question the fairness of their own portion of the same transaction. CLASS ACTION ALLEGATIONS 147. Pursuant to Rule 23 of the Rules of the Court of Chancery of the State of Delaware, Plaintiff brings this action on his own behalf and as a class action on behalf of those who held Columbia Financial stock at the close of business on April

58 12, 2019, which was the record date for stockholders entitled to vote at the 2019 Annual Meeting, and who continue to hold shares through the present (the “Class”). The Defendants are excluded from the Class, as are the Defendants’ affiliates, immediate families, legal representatives, heirs, successors or assigns, and any entity in which the Defendants have or had a controlling interest. 148. The action is properly maintainable as a class action. 149. The Class is so numerous that joinder of all members is impracticable. The Company had 115,889,175 outstanding shares of common stock as of April 12, 2019. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, upon information and belief, there are thousands of members in the Class. 150. Questions of law and fact are common to the Class, including the following: (i) whether the 2019 Proxy contained materially false and misleading statements, or omitted information necessary to render those statements not misleading; (ii) whether Plaintiff and other members of the Class have been or will be harmed by the wrongs complained of herein; and (iii) whether Plaintiff and the Class are entitled to injunctive relief as a result of Defendants’ wrongful conduct.

59 151. Plaintiff is committed to prosecuting this action and has retained counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of other members of the Class and Plaintiff has the same interests as other members of the Class. Columbia Financial stockholders were forced to cast an uninformed vote as a result of the materially false and misleading 2019 Proxy. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 152. The prosecution of separate actions by individuals members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class that would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair their ability to protect their interests. 153. Defendants have acted, and refused to act, on grounds that apply generally to the Class, and have caused injury to the Class, such that final injunctive or declaratory relief is appropriate on behalf of the Class as a whole. 154. The questions of law and fact common to the members of the Class predominate over any questions affecting only its individual members, such that a

60 class action is superior to any other available method for fairly and efficiently adjudicating the controversy. COUNT I Breach of Fiduciary Duty (Derivative Claim Against the Defendants) 155. Plaintiff re-alleges each allegation contained above as if set forth herein. 156. As directors of the Company, each Defendant owed fiduciary duties to the Company and its stockholders. 157. The Conversion Grants, a conflicted transaction approved by self- interested Defendants, are subject to entire fairness review. Each Defendant breached his/her fiduciary duty of loyalty by granting and accepting the Conversion Grants in amounts that were excessive and unfair to the Company. Each Defendant breached his/her fiduciary duty of loyalty by failing to candidly and completely disclose material information concerning the Conversion Grants. Each Defendant is jointly and severally liable for the injury caused to the Company by the excessive and unfair Conversion Grants. 158. As a result of Defendants’ actions, the Company has been and will be damaged. 159. Plaintiff, on behalf of the Company, has no adequate remedy at law.

61 COUNT II Unjust Enrichment (Derivative Claim Against the Defendants) 160. Plaintiff re-alleges each allegation contained above as if set forth herein. 161. Each Defendant received excessive and unfair financial benefits as a result of the Conversion Grants. 162. It would be unconscionable and against fundamental principles of justice and equity for Defendants to retain the benefits of the excessive and unfair Conversion Grants. 163. Plaintiff, on behalf of the Company, has no adequate remedy at law. COUNT IIII Breach of Fiduciary Duty (Individual and Class Claim against the Defendants) 164. Plaintiff re-alleges the allegations in paragraphs 1-138 and 147-154 contained above as if set forth herein. 165. The Defendants owe fiduciary duties to the Company’s stockholders, including the duty to speak truthfully when seeking stockholder action. 166. The Defendants breached their fiduciary duty by causing the Company to issue the 2019 Proxy, which the Defendants knew omitted material information and contained false and misleading representations in connection with the stockholders’ vote on the Incentive Plan.

62 167. As a result, the vote on the Incentive Plan was not fully informed. The Incentive Plan, therefore, should be declared invalid and cancelled. 168. Plaintiff and the Class are being, and will continue to be, harmed. 169. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiff requests entry of an order as follows: A. Declaring this action to be a properly maintained class action and derivative action and certifying Plaintiff as the Class representative and his counsel as Class counsel; B. Rescinding, cancelling, and/or ordering disgorgement of the Conversion Grants, including all shares of Columbia Financial common stock issued thereunder; C. Declaring that Defendants breached their fiduciary duty to the Company’s stockholders; D. Declaring the stockholder vote on the Incentive Plan at the 2019 Annual Meeting ineffective; E. Invalidating the Incentive Plan and rescinding all awards and shares issued thereunder; F. Awarding damages (including without limitation compensatory and rescissory damages), against all Defendants in favor of the Company as a result of

63 Defendants’ breaches of fiduciary duties, plus pre-judgment and post-judgment interest; G. Awarding Plaintiff the costs and disbursements of this action, including reasonable allowance of fees and costs for Plaintiff’s attorneys, experts, and accountants; and H. Granting Plaintiff such other and further relief as the Court may deem just and proper. Of Counsel: Steven J. Purcell Douglas E. Julie Robert H. Lefkowitz Kaitlyn T. Devenyns PURCELL JULIE & LEFKOWTIZ LLP 708 Third Avenue, Sixth Floor New York, New York 10017 212-725-1000 Dated: April 30, 2020  SMITH, KATZENSTEIN & JENKINS LLP /s/ Neal C. Belgam David A. Jenkins (No. 932) Neal C. Belgam (No. 2721) 1000 West Street, Suite 1501 Wilmington, Delaware 19801 (302) 652-8400 ncb@skjlaw.com Attorneys for Plaintiff FREDRIC D. PASCAL, derivatively on behalf of COLUMBIA FINANCIAL, INC., and individually on behalf of himself and all other similarly situated stockholders of COLUMBIA FINANCIAL, INC.

COLUMBIA FINANCIAL, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O.BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 2, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLBK2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 2, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The BoardofDirectors recommends you vote FORproposals1,2 and 3.ForAgainst Abstain1.The ratification of the 2019 Equity Awards made to current non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan. 2.The ratification of the 2019 Equity Awards made to former non-employee Directors under the Columbia Financial, Inc. 2019 Equity Incentive Plan, who were incumbent directors at the time the awards were made, who are currently retired from the Board of Directors of the Company, and have been in continuous service with the Company as advisory directors since their retirements. 000000R1.0.0.241 _ 0000531355 3. Theratification of 2019 Equity Awards made to Thomas J. Kemly, President and Chief Executive Officer, under000theColumbia Financial, Inc. 2019 Equity Incentive Plan.NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

COLUMBIA FINANCIAL, INC.
Special Meeting of Shareholders
April 4, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mayra L. Rinaldi and Dennis E. Gibney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of COLUMBIA FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 AM, local time on April 4, 2022, exclusively via live webcast at www.virtualshareholdermeeting.com/CLBK2022SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000531355_2 R1.0.0.24